UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Brookdale Senior Living Inc.

(Name of Registrant as Specified In Its Charter)

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2021

Notice of Annual Meeting

of Stockholders & Proxy Statement

April 29, 2021

Dear Fellow Stockholders:

On behalf of the Board of Directors, I am pleased to invite all of our stockholders to the 2021 Annual Meeting of Stockholders of Brookdale Senior Living Inc. (the “2021 Annual Meeting” or the “Annual Meeting”). The meeting will be held on Thursday, June 17, 2021 at 10:00 a.m. Central time at our principal executive offices located at 111 Westwood Place, Brentwood, Tennessee*. A notice of the 2021 Annual Meeting and a proxy statement containing information about the matters to be acted upon are included with this letter.

Early in the pandemic, the U.S. Centers for Disease Control and Prevention confirmed seniors face disproportionately higher risk of adverse outcomes from COVID-19, with seniors 85 and older at the highest risk. This placed Brookdale’s communities and our residents, patients, and associates at the center of the fight against COVID-19 during 2020. Our management team took decisive actions to dedicate our business’s efforts and energy first and foremost on maintaining the health and wellbeing of our residents, patients, and associates, to develop and execute on plans to ensure that we had the financial resources to survive the pandemic as an organization, and to identify opportunities for our recovery from the pandemic. The Board is proud of the extraordinary efforts and successes of management and our associates during 2020 to help keep residents as safe as possible while serving on the front lines of a once in a century pandemic.

The Board is optimistic that 2021 brings the opportunity to recover from the pandemic. As a result of the executive team’s extensive advocacy for vaccine prioritization and clinic planning, followed by successful execution, at least three rounds of vaccine clinics had been completed at all of Brookdale’s approximately 700 communities by April 9, 2021. Through April 23, 2021, Brookdale’s resident vaccine acceptance rate was 93% and its COVID-19 positive resident caseload had decreased by 97% since the peak in mid-December 2020. With lower caseloads, restrictions on visits have been relaxed, and substantially all of Brookdale’s communities have opened for visitors and new prospects.

As Brookdale begins its recovery from the pandemic, the quality of our leadership takes on new importance as new opportunities arise. This year, the Board has unanimously nominated each of the current directors for election at the 2021 Annual Meeting for a one-year term expiring at the 2022 Annual Meeting. With the prior years’ work of declassifying the Board complete, this represents the first time that all of our directors will be standing for election for one-year terms.

Your vote is important to us. Whether or not you expect to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Please promptly vote your shares by submitting your proxy by telephone or Internet or by completing, signing, dating, and returning your proxy card or voting instruction form.

We thank you for your continued investment in Brookdale.

Very truly yours,

Guy P. Sansone

Chairman of the Board of Directors

*

We intend to conduct the annual meeting in-person. However, we may impose additional safety procedures or decide to hold the annual meeting entirely online (i.e., a virtual-only meeting), depending on public health and safety concerns and recommendations that public health officials may issue in light of the ongoing COVID-19 situation. In the event that we elect to hold the Annual Meeting in a virtual meeting format, we will issue a press release and update our website at www.brookdale.com/investor to notify stockholders of such decision. We encourage you to check this website in advance if you plan to attend the annual meeting in person.

Brookdale Senior Living Inc.

Notice of 2021 Annual Meeting of Stockholders

April 29, 2021

The 2021 Annual Meeting of Stockholders (including any adjournments or postponements thereof, the “Annual Meeting” or the “2021 Annual Meeting”) of Brookdale Senior Living Inc. (“Brookdale” or the “Company”) will be held on Thursday, June 17, 2021 at 10:00 a.m. Central time at the Company’s principal executive offices located at 111 Westwood Place, Brentwood, Tennessee* for the purpose of voting on the following proposals:

1.

To elect nine directors nominated by the Company’s Board of Directors (the “Board of Directors” or the “Board”), each to serve for a one-year term expiring at the 2022 annual meeting of stockholders (the “2022 Annual Meeting”);

2.	To approve, on an advisory basis, the Company’s named executive officer compensation;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The close of business on April 23, 2021 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. We are making this Notice of 2021 Annual Meeting and proxy statement first available on or about April 29, 2021.

Your vote is important. Unless you attend the Annual Meeting and vote in person, please vote as soon as possible by one of the methods shown below. Be sure to have your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials in hand and follow the below instructions:

By Phone - You can vote your shares by calling (844) 326-5741 toll free through 11:59 p.m. Eastern time on June 16, 2021

By Internet - You can vote your shares online at www.proxypush.com/BKD through 11:59 p.m. Eastern time on June 16, 2021

By Mail - You can complete, sign, date, and return your proxy card or voting instruction form in the postage-paid envelope provided

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 17, 2021: This proxy statement and our 2020 Annual Report to Stockholders (the “2020 Annual Report”) are available at www.proxydocs.com/BKD.

By Order of the Board of Directors

Chad C. White

Executive Vice President, General Counsel and Secretary

*

We intend to conduct the annual meeting in-person. However, we may impose additional safety procedures or decide to hold the annual meeting entirely online (i.e., a virtual-only meeting), depending on public health and safety concerns and recommendations that public health officials may issue in light of the ongoing COVID-19 situation. In the event that we elect to hold the Annual Meeting in a virtual meeting format, we will issue a press release and update our website at www.brookdale.com/investor to notify stockholders of such decision. We encourage you to check this website in advance if you plan to attend the annual meeting in person.

Table of Contents

Brookdale Senior Living Inc.

2021 Proxy Statement

2021 PROXY STATEMENT	i

ii

Proxy Statement Summary

Information about the Annual Meeting

Whether or not you expect to attend the Annual Meeting, we strongly encourage you to vote as soon as possible to ensure your shares are represented and voted at the meeting. See page 4 for more details about attending the Annual Meeting.

Date and Time	Location	Record Date
Thursday, June 17, 2021 10:00 a.m. Central Time	Brookdale Senior Living Inc. 111 Westwood Place Brentwood, Tennessee*	April 23, 2021

*

We intend to conduct the annual meeting in-person. However, we may impose additional safety procedures or decide to hold the annual meeting entirely online (i.e., a virtual-only meeting), depending on public health and safety concerns and recommendations that public health officials may issue in light of the ongoing COVID-19 situation. In the event that we elect to hold the Annual Meeting in a virtual meeting format, we will issue a press release and update our website at www.brookdale.com/investor to notify stockholders of such decision. We encourage you to check this website in advance if you plan to attend the annual meeting in person.

2021 Proposals

The Board recommends that you vote as follows. If you properly submit your proxy and do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the Board.

Proposals	Unanimous Recommendation of the Board	Page Reference (for more detail)
1. Election of nine directors nominated by the Company’s Board of Directors, each for a one-year term expiring at the 2022 Annual Meeting	✔ FOR each nominee	5
2. Advisory approval of our named executive officer compensation	✔ FOR	63
3. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2021	✔ FOR	65

How to Vote

You can submit your proxy vote by any of the following methods:

You can vote your shares online at www.proxypush.com/BKD through 11:59 p.m. Eastern time on June 16, 2021	You can vote your shares by calling (844) 326-5741 toll free through 11:59 p.m. Eastern time on June 16, 2021	You can complete, sign, date, and return your proxy card or voting instruction form in the postage-paid envelope provided	You can vote your shares by attending the 2021 Annual Meeting and voting in person

2021 PROXY STATEMENT	iii

Director Nominees

Director Nominees

This year, the Board has unanimously nominated each of the current directors for election at the 2021 Annual Meeting for a one-year term expiring at the 2022 Annual Meeting. With the prior years’ work of declassifying the Board complete, this represents the first time that all of our directors will be standing for election for one-year terms.

Board Composition

The Board seeks composition of its members that reflects an appropriate balance of knowledge, experience, skills, expertise, and diversity in order to support our business strategy. In the past two years the Board has enhanced its collective skills and experience by bringing on three new directors who have decades of operations, sales and marketing, and clinical experience in the senior living, healthcare, and hospitality industries. In addition, in 2018 the Board purposefully evolved its gender composition to more closely resemble our customer and employee base, of which the majority are women. Women comprise 44% of the Board. The Board also includes racial minority representation. The following information reflects the Board’s current composition.

iv

Board Composition

BOARD EXPERIENCE AND CORE COMPETENCIES

Experience and Core Competencies	Asher	Baier	Bromley	Bumstead	Freed	Johnson- Mills	Sansone	Warren	Wielansky

Current or Former CEO		✔	✔	✔		✔	✔		✔

Current or Former CFO		✔	✔				✔	✔

Senior Living Operations		✔					✔

Healthcare (Operations & Strategy)	✔	✔				✔	✔	✔

Healthcare (Clinical)	✔

Hospitality		✔			✔

Sales & Marketing					✔

Real Estate		✔	✔				✔		✔

Finance		✔	✔	✔			✔	✔	✔

Mergers & Acquisitions		✔	✔	✔			✔	✔	✔

Risk Management	✔	✔	✔	✔		✔		✔

Other Public Board Service		✔	✔	✔	✔		✔	✔	✔

Commitment to Governance Practices

Independent Non-Executive Chairman of the Board with robust authority, including to approve Board agendas and call and preside over meetings of the independent directors

Declassification of the Board is now complete and all directors will stand for election for annual terms beginning with 2021 Annual Meeting

Bylaws contain majority voting standard for uncontested director elections

Bylaws contain proxy access procedures, which became effective beginning with the 2020 Annual Meeting

Corporate Governance Guidelines limit service on other public company boards (no more than three for independent directors and no more than one for the CEO)

Annual evaluations of the Board and its committees

Meaningful director stock ownership guidelines (increased in 2020 to 5x annual retainer)

Insider trading policy prohibits directors and executive officers from pledging or hedging Brookdale stock

No stockholder rights plan (poison pill) or similar plan

Commitment to Our Associates during the Pandemic

In 2020, our approximately 45,000 associates served on the front lines of a once in a century pandemic, dedicated to the health and wellbeing of our residents and patients. To help address the financial hardships experienced by some of our associates caused by the pandemic, whether personally or taking care a loved one, our executive leadership team donated more than $345,000 of accrued PTO hours, which benefited nearly 600 associates in need. In addition, during the year the Board of Directors contributed more than $30,000 to our Associate Compassion Fund, a non-profit organization that provides financial assistance to our associates in need due to extraordinary circumstances, including the pandemic.

2021 PROXY STATEMENT	v

General Information about the Annual Meeting

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Brookdale Senior Living Inc. (“Brookdale” or the “Company”) to be voted at the 2021 Annual Meeting of Stockholders to be held on Thursday, June 17, 2021, and at any adjournment or postponement of the meeting (the “Annual Meeting” or the “2021 Annual Meeting”).

Distribution of Proxy Materials

On or about April 29, 2021, we expect to start mailing to holders of our common stock (other than those who previously requested electronic or paper delivery of proxy materials) a Notice of Internet Availability of Proxy Materials (“Notice”), which explains how to access the proxy materials online and to make the materials available on www.proxydocs.com/BKD. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice tells you how to access and review the proxy materials online. The Notice also tells you how to submit your proxy via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, follow the instructions in the Notice explaining how to request printed materials on a one-time or ongoing basis. Our proxy materials include the notice of the Annual Meeting, this proxy statement, and our 2020 Annual Report. Copies of these documents also are available on our website at www.brookdale.com/proxy. Except to the extent specifically referenced herein, information contained or referenced on our website is not incorporated by reference into, and does not form a part of, this proxy statement.

Stockholders Entitled to Vote

Only stockholders of record at the close of business on April 23, 2021, the record date for the Annual Meeting, are entitled to receive notice of, attend, and vote at the Annual Meeting. As of the record date, there were outstanding and entitled to vote 185,166,149 shares of our common stock, excluding restricted shares and restricted stock units (“RSUs”) for which the holders have no voting rights. Each share of our common stock entitles the holder to one vote. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at our principal executive offices for the ten days before the Annual Meeting between 9:00 a.m. and 5:00 p.m. Central time and at the Annual Meeting for any purpose germane to the meeting.

Voting Choices and Recommendations of the Board

With respect to Proposal 1 (Election of Directors) you will have the choice to vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. With respect to all other proposals you will have the choice to vote “FOR,” “AGAINST” or “ABSTAIN.” The Board recommends a vote:

1.	“FOR” the election of each of the nine directors nominated by the Board, each for a one-year term expiring at the 2022 annual meeting of stockholders (the “2022 Annual Meeting”);

2.	“FOR” advisory approval of our named executive officer compensation; and

3.	“FOR” ratification of the appointment of Ernst & Young LLP (“EY”) as independent registered public accounting firm for 2021.

2021 PROXY STATEMENT	1

General Information about the Annual Meeting

Stockholders of Record and Beneficial Holders

If your shares of common stock are owned directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a registered holder of those shares. If you are the beneficial owner of shares of common stock held by a broker or other custodian, you hold those shares in “street name” and are not a registered stockholder. If you hold your shares in “street name,” your broker or other custodian will vote your shares as you direct. However, if you do not give specific voting instructions to your broker, generally your broker will have discretion to vote your shares on routine matters but will not have discretion to vote your shares on non-routine matters. When the broker exercises its discretion to vote on routine matters in the absence of voting instructions from you, a broker non-vote occurs with respect to the non-routine matters since the broker will not have discretion to vote on such non-routine matters. The election of directors (Proposal 1) and the advisory approval of our named executive officer compensation (Proposal 2) will be considered non-routine matters. The ratification of the appointment of EY (Proposal 3) will be considered a routine matter. Therefore, if you hold your shares in “street name” and do not submit voting instructions to your broker or other custodian, they will only be authorized to vote your shares on Proposal 3.

Quorum Requirement

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding on the record date will constitute a quorum for the transaction of business. We will count abstentions and broker non-votes for the purpose of determining the presence of a quorum. If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

Voting Instructions and Information

 Voting Instructions

You may vote by proxy or in person at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented and voted at the Annual Meeting. If you hold your shares as a record holder, you may vote your shares by proxy via the phone or the Internet by following the instructions provided on your Notice or proxy card or, if you received a printed set of proxy materials by mail, by completing, signing, dating, and returning your proxy card in the postage-paid envelope provided. If you hold your shares through your broker or other custodian, please follow the instructions you received from the holder of record to vote your shares.

2

Voting Instructions and Information

 Revoking or Changing Your Vote

Stockholders of record may revoke their proxy or change their vote at any time prior to exercise of the proxy at the Annual Meeting by:

•	Delivering a written notice of revocation to our Secretary at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027;

•	Submitting another properly completed proxy card with a later date;

•	Submitting another timely proxy via the phone or the Internet through 11:59 p.m. Eastern time on June 16, 2021; or

•	Attending the Annual Meeting and voting in person.

Stockholders holding shares beneficially in street name should contact their broker or other custodian for instructions on how to revoke or change their voting instructions.

For all methods of voting, the last vote properly cast will supersede all previous votes. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the Annual Meeting.

 Voting of Proxies

If you properly submit your signed proxy card or voting instruction form, or complete your proxy by telephone or the Internet, your shares will be voted as you direct or will be voted as specified in the above Board recommendations if you do not direct a particular vote. With respect to director elections, should any nominee be unable to serve, the persons designated as proxies reserve full discretion to vote for another person. The Board currently has no reason to believe that any nominee will be unable to serve if elected.

The Board does not intend to bring any other business before the Annual Meeting, and it does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, proxies will be voted in accordance with the judgment of the persons designated as proxies.

Vote Required to Approve Proposals

The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Proposal	Vote required for approval	Effect of Abstentions	Effect of Broker Non- Votes

1. Election of directors	Majority of votes cast with respect to each director	No effect	No effect

2. Advisory vote to approve named executive officer compensation (say-on-pay)	Majority of shares present and entitled to vote on the matter	Against	No effect

3. Ratification of appointment of independent registered public accounting firm for 2021	Majority of shares present and entitled to vote on the matter	Against	N/A

2021 PROXY STATEMENT	3

General Information about the Annual Meeting

Attending the Annual Meeting

Only stockholders as of the record date, or their duly appointed proxies, and invited guests of the Company may attend the Annual Meeting. Admission to the Annual Meeting will begin at approximately 9:30 a.m. Central time. In order to be admitted to the Annual Meeting, you should:

•

bring current, government-issued photo identification, such as a driver’s license, and proof of ownership of common stock on the record date. If you are a holder of record, your identity will be checked against a list of registered holders at the Annual Meeting. If you hold your shares in street name, a recent brokerage statement or a letter from your bank, broker, trustee, or other nominee are examples of proof of ownership. If you want to vote your shares held in street name in person, you must obtain a legal proxy in your name from the broker, bank, trustee, or other nominee that holds your shares of common stock;

•	leave your camera at home because cameras, transmission, broadcasting, and other recording devices will not be permitted in the meeting room;

•	be prepared to comply with mask and social distancing guidelines and other procedures designed to address public health and safety concerns;

•	be prepared to comply with security requirements, which may include, among other security measures, security guards searching all bags and attendees passing through a metal detector; and

•	arrive shortly after 9:30 a.m. Central time to ensure that you are seated by the start of the Annual Meeting at 10:00 a.m. Central time.

Any holder of a proxy from a stockholder must present a properly executed legal proxy and a copy of the proof of ownership. If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to the Annual Meeting.

4

Proposal 1: Election of Directors

The Board is comprised of nine directors, and each of their terms will expire at the 2021 Annual Meeting. The Board has unanimously nominated each of the current directors for election at the 2021 Annual Meeting, each to hold office for a one-year term expiring at the 2022 Annual Meeting. If any of the nominees becomes unavailable or unwilling to serve, an event that the Board does not presently expect, the named proxies will vote the shares represented by proxies for the election of directors for the election of such other person(s) as the Board may recommend.

The Company’s Bylaws provide that the election of director nominees at the 2021 Annual Meeting will be by the vote of the majority of the votes cast with respect to each director’s election. Accordingly, each director nominee will be elected if he or she receives more votes “FOR” his or her election than “AGAINST” his or her election. Shares that are not voted in the election of directors, including abstentions and broker non-votes, have no direct effect in the election of directors. Those shares, however, are taken into account in determining whether a sufficient number of shares are present to establish a quorum.

✔

The Board unanimously recommends that you vote “FOR” the election of each of the nine directors nominated by the Board, each for a one-year term expiring at the 2022 Annual Meeting. Unless otherwise instructed, the named proxies will vote all proxies we receive “FOR” the election of the Board’s nominees.

Board Composition

The process for evaluating our Board composition and identifying and evaluating director candidates is outlined below. Through this process, in the past two years the Board has enhanced its collective skills and experience by bringing on three new directors who have decades of operations, sales and marketing, and clinical experience in the senior living, healthcare, and hospitality industries.

 Annual Evaluation of Board Composition

At least annually the Nominating and Corporate Governance Committee seeks input from each director regarding the composition of the Board. The Nominating and Corporate Governance Committee uses these results to assess with the Board whether the Board’s composition reflects an appropriate balance of knowledge, experience, skills, expertise, and diversity in order to support our business strategy. The Nominating and Corporate Governance Committee may seek and receive input from certain stockholders regarding the skills, experience, and other characteristics that stockholders believe would be beneficial to our Board composition. The Nominating and Corporate Governance Committee also reviews the size of the Board and, if deemed appropriate, will recommend to the Board any changes to its size.

 Identifying Director Candidates

The Nominating and Corporate Governance Committee may engage an independent search firm to conduct targeted searches to identify well-qualified candidates who meet the needs of the Board. When an independent search firm is used, the Nominating and Corporate Governance Committee retains the firm and approves payment of its fees. Potential director candidates may also be identified by the Nominating and Corporate Governance Committee by asking current directors and executive officers to notify the committee if they become aware of candidates who possess skills, experience, or other characteristics needed for the Board.

2021 PROXY STATEMENT	5

Proposal 1: Election of Directors

The Nominating and Corporate Governance Committee also will consider candidates recommended by stockholders, and its process for evaluating stockholder-recommended candidates is no different than its process for evaluating candidates suggested by search firms, directors, or executive officers. To make a formal nomination of a director candidate, a stockholder must comply with either the proxy access or advance notice provisions of our Bylaws. Proxy access permits a stockholder, or a group of up to 20 stockholders, owning at least three percent of our outstanding common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two director nominees or 20% of the number of directors in office (rounded down to the nearest whole number), provided that the stockholders and nominees satisfy the requirements specified in our Bylaws. See “Stockholder Proposals for 2022 Annual Meeting” in this proxy statement for further information regarding the process for stockholders to formally nominate director candidates and the deadlines for making such nominations. Stockholders who wish to submit a nomination are encouraged to seek independent counsel about requirements under our Bylaws.

 Evaluating Director Candidates

The Nominating and Corporate Governance Committee is responsible for evaluating director candidates and recommending nominees to the Board for Board membership. The Nominating and Corporate Governance Committee evaluates biographical and background information relating to director candidates and interviews candidates selected by the committee and by the Board in making its decisions whether to recommend director candidates to the Board. When evaluating director candidates, the Nominating and Corporate Governance Committee considers whether candidates have demonstrated, by significant accomplishment in their field, an ability to make a meaningful contribution to the Board’s oversight of our business, and the candidates’ reputation for honesty and ethical conduct in their personal and professional activities. The Nominating and Corporate Governance Committee also thoroughly examines a candidate’s senior housing, real estate, finance, operations, sales, marketing, healthcare, and other relevant experience, understanding of our business, educational and professional background, and contributions to diversity on the Board. In order to ensure that director candidates are able to commit the substantial time required to fulfill their Board responsibilities, the Nominating and Corporate Governance Committee also considers the number of public company boards and other boards on which the candidate is a member. Our Corporate Governance Guidelines limit the number of outside public company boards on which a director may serve (three for independent directors and one for the CEO). In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s tenure, past attendance at meetings, participation in and contributions to the activities of the Board, and participation in continuing education programs. Although the Nominating and Corporate Governance Committee considers directors’ tenure and age as part of its overall evaluation process, the Board does not believe that term limits or a mandatory retirement age are appropriate and removed the retirement age from our Corporate Governance Guidelines in 2020. The committee evaluates each candidate, including existing directors, in the context of the Board as a whole, with the objective of recommending director nominees who can best support our business strategy and represent stockholder interests through the exercise of sound judgment.

 Board Diversity

Diversity is one of the characteristics the committee considers in identifying and evaluating director candidates. The Board seeks directors who have different backgrounds, experiences, and perspectives, including race and gender characteristics, which the Board believes will enhance the quality of its deliberations and decisions. The Board’s commitment to creating and fostering an inclusive and diverse workplace is demonstrated by its membership. In 2018, the Board purposefully evolved its gender composition to more closely resemble our customer and employee base, of which the majority are women. Women comprise 44% of the Board. The Board also includes racial minority representation. Brookdale has signed on to The Board Challenge and committed to help foster continued efforts to improve the representation of Black directors on public boards. In addition, Ms. Baier serves on the New York Stock Exchange (“NYSE”) Board Advisory Council, which identifies and connects diverse board candidates to NYSE-listed companies seeking new directors.

6

Majority Voting for Director Elections

Majority Voting for Director Elections

Our Bylaws provide for a majority voting standard in uncontested director elections. Each director will be elected by a vote of the majority of votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. For these purposes, a majority of votes cast means that the number of votes cast for a director’s election exceeds the number of votes cast against that director’s election, with abstentions and broker non-votes not counted as a vote cast either for or against. An election will be considered contested if as of the tenth day preceding the date we first mail our notice of meeting for such meeting to stockholders, the number of nominees exceeds the number of directors to be elected. Since the number of director nominees for election at the 2021 Annual Meeting does not exceed the number of directors to be elected, the director elections at the 2021 Annual Meeting will be subject to the majority voting standard.

In order for any person to be nominated by the Board for election as a director, such nominee must submit an irrevocable resignation, contingent on that nominee not receiving a majority of the votes cast in an election that is not a contested election and acceptance of that resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose. In the event a nominee fails to receive a majority of the votes cast in an election that is not a contested election, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation of such nominee, or whether other action should be taken. The Board will act on the resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety (90) days following certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation and the Board in making its decision each may consider any factors and other information that it considers appropriate and relevant. Any nominee who tenders his or her resignation as described herein will not participate in the deliberations of the Nominating and Corporate Governance Committee or the Board regarding whether to accept the resignation. If the Board accepts a nominee’s resignation, then the Nominating and Corporate Governance Committee will recommend to the Board whether to fill the resulting vacancy or vacancies or to reduce the size of the Board. Each of the nominees for election at the 2021 Annual Meeting has submitted the irrevocable resignation described above.

2021 PROXY STATEMENT	7

Proposal 1: Election of Directors

Director Nominees

Biographical information for the nine current directors nominated for election at the 2021 Annual Meeting is set forth below.

Guy P. Sansone Non-Executive Chairman & Independent Director	Lucinda M. Baier Director, President and Chief Executive Officer

Director Since: October 2019

Age: 56

Public Company Directorships:

•   MEDNAX, Inc.

(2020 – current)

•  Magellan Health, Inc.

(2019 – current)

•  Civitas Solutions, Inc.

(2009 – 2019)

•  Rotech Healthcare Inc.

(2004 – 2005)

Director Since: February 2018 Age: 56 Public Company Directorships: • The Bon-Ton Stores, Inc. (2007-2016)

Mr. Sansone joined Brookdale’s Board in October 2019 and became Non-Executive Chairman of the Board in January 2020. For more than 25 years, he has led efforts to optimize the performance of healthcare and senior housing companies. Mr. Sansone has served as Chairman and CEO of H2 Health, a leading regional provider of physical rehabilitation services and clinician staffing solutions, since February 2020. Prior to that, he served as a Managing Director of Alvarez & Marsal, a global professional services firm specializing in performance improvement for large, high profile businesses, where he served as Chairman of the firm’s Healthcare Industry Group, which he founded in 2004. Mr. Sansone also served as interim Chief Executive Officer of the Visiting Nurse Service of New York, the largest non-profit home and community-based health care organization in the United States, from November 2014 to December 2016 and, prior to that, served in various executive roles at numerous healthcare companies. His prior experience in the senior housing industry includes having served as Chief Restructuring Officer and a member of the Board of Erickson Retirement Communities and as a senior consultant to Sunrise Senior Living. He also serves and has served on the Boards of Directors of numerous investor-owned and not-for-profit companies, primarily in the healthcare industry. Mr. Sansone earned a B.S. in Economics from the State University of New York at Albany.

Ms. Baier has served as Brookdale’s President and Chief Executive Officer and as a member of the Board since February 2018, after having served as Brookdale’s Chief Financial Officer since December 2015. Ms. Baier joined Brookdale from Navigant Consulting, Inc., a specialized global expert services firm, where she served as Executive Vice President and Chief Financial Officer since 2013. In addition, Ms. Baier has had multi-billion dollar operations responsibility, been the chief executive officer for a publicly-traded retailer, and served as an executive officer of a Fortune 30 company. She has served for more than a decade as a board member of public and private companies and organizations. She currently serves as a member of the board of directors of the Nashville Health Care Council, where she serves on the Executive Committee, and is a member of the NYSE Board Advisory Council, which identifies and connects diverse board candidates to NYSE-listed companies seeking new directors. Ms. Baier has been recognized by a number of professional organizations, including as recipient of the Corporate Citizenship 2020 Award from the Committee for Economic Development of The Conference Board, being named in WomenInc.’s 2019 Most Influential Corporate Directors list, and for the second consecutive year being named to the Nashville Business Journal’s “Most Admired CEO” list. Ms. Baier is a Certified Public Accountant and a graduate of Illinois State University, with B.S. and M.S. degrees in Accounting.

Mr. Sansone’s executive, senior advisory, and board leadership of public and private organizations, including his extensive service to companies in the healthcare and senior housing industries, led to the conclusion that he should serve as a member of the Board.

Ms. Baier’s continued leadership and accomplishments in the areas of our people, portfolio, and operations and strong crisis management as the Company’s President and Chief Executive Officer, and her prior leadership roles at other companies, led to the conclusion that she should serve as a member of the Board.

8

Director Nominees

Jordan R. Asher, MD Independent Director	Marcus E. Bromley Independent Director

Director Since: February 2020 Age: 56 Brookdale Board Committees: • Audit • Investment

Director Since: July 2017

Age: 71

Brookdale Board Committees:

•   Audit

•   Investment

Public Company Directorships:

•  Cole Credit Property Trust V, Inc. (2015 – current)

•  Cole Corporate Income Trust, Inc. (2011 – 2015)

•  Cole Credit Property Trust II, Inc. (2005 – 2013)

•  Cole Credit Property Trust III, Inc. (2008 – 2012)

•  Gables Residential Trust
(1993 – 2005)

Dr. Asher brings more than 20 years of expertise and a history of success in large matrixed, mission-based, national healthcare systems. Since 2018, he has served as the Chief Physician Executive and Senior Vice President of Sentara Healthcare, a large integrated delivery health system including a clinically integrated network and insurance company serving Virginia and North Carolina, where he has a wide range of responsibilities, including a focus on growth strategies for clinical care and development and implementation of value-based care and payment models. Prior to Sentara, Dr. Asher served in several executive roles with Ascension since 2006, including Chief Clinical Officer of its Ascension Care Management subsidiary from 2016 to 2018 with responsibility for network development and population and risk management, Chief Clinical Officer and Chief Innovation Officer of Ascension’s MissionPoint Health Partners subsidiary from 2015 to 2016, and Chief Medical Officer and Chief Integration Officer of MissionPoint Health Partners from 2011 to 2015. Dr. Asher earned a B.S. in Biology from Emory University, an M.D. from Vanderbilt University School of Medicine, and an M.S. in Medical Management from the University of Texas at Dallas and Southwestern Medical Center.

Mr. Bromley brings more than 35 years of real estate industry leadership experience. He served as Chairman of the Board and Chief Executive Officer of Gables Residential Trust from 1993 until 2000, and then as a member of its Board until the company was acquired in 2005. Prior to joining Gables Residential Trust, Mr. Bromley was a division partner for the Southeast operation of Trammell Crow Residential Company. Mr. Bromley has served as a member of the Board of Cole Credit Property Trust V, Inc., a non-listed real estate investment trust, since March 2015 and served as its Non-Executive Chairman from June 2015 to August 2018. Mr. Bromley also currently serves as a member of the advisory board of Nancy Creek Capital Management, LLC, a private mezzanine debt and equity investment firm, and Sealy Industrial Partners, a private partnership specializing in the acquisition and operation of various industrial real estate properties. Mr. Bromley holds a B.S. in Economics from Washington & Lee University and an M.B.A. from the University of North Carolina.

Dr. Asher’s deep experience in the evolving healthcare landscape, including a combination of clinical training and executive leadership experience, particularly in light of the healthcare industry’s transition to more integrated, value-based delivery and payment models, led to the conclusion that he should serve as a member of the Board.

Mr. Bromley’s significant executive, leadership, and advisory experience in the real estate industry led to the conclusion that he should serve as a member of the Board.

2021 PROXY STATEMENT	9

Proposal 1: Election of Directors

Frank M. Bumstead Independent Director	Victoria L. Freed Independent Director

Director Since: August 2006

Age: 79

Brookdale Board Committees:

•   Compensation (Chair)

•   Nominating and Corporate Governance

Public Company Directorships:

•   Syntroleum Corporation

(1993 – 2014)

•   American Retirement Corp.

(1997 – 2006)

Director Since: October 2019

Age: 64

Brookdale Board Committees:

•   Compensation

•   Nominating and Corporate Governance

Public Company Directorships:

•   ILG, Inc. (f/k/a Interval Leisure Group, Inc.) (2012 – 2018)

Mr. Bumstead has over 40 years’ experience in the field of business and investment management and financial and investment advisory services, including representing buyers and sellers in a number of merger and acquisition transactions. Mr. Bumstead is a principal shareholder of Flood, Bumstead, McCready & McCarthy, Inc., a business management firm that represents artists, songwriters and producers in the music industry as well as athletes and other high net worth clients, and has been with the firm since 1989. From 1993 to December 1998, Mr. Bumstead served as the Chairman and Chief Executive Officer of FBMS Financial, Inc., a registered investment advisor. He served in 2015 as Chairman of the Board of Directors of the Country Music Association and is also Vice Chairman of the Board of Directors and Chairman of the Finance and Investment Committee of the Memorial Foundation, Inc., a charitable foundation. In addition, he previously served as a member of the Board of Advisors of United Supermarkets of Texas, LLC and was Chairman of its Finance and Audit Committee. Mr. Bumstead received a B.B.A. degree from Southern Methodist University and a Masters of Business Management from Vanderbilt University’s Owen School of Management.

Ms. Freed brings more than 25 years of executive leadership in the areas of sales, customer service, and marketing, and has earned numerous awards for outstanding achievement in sales and marketing during her career. Ms. Freed is Senior Vice President of Sales, Trade Support and Service for Royal Caribbean International, having served in that role since 2008, where she oversees the largest sales team in the cruise line industry and also manages the company’s consumer outreach, reservations, group sales, and customer service functions. Prior to her service with Royal Caribbean, Ms. Freed worked for 29 years with Carnival Cruise Lines, where she served as Senior Vice President of Sales and Marketing during the last 15 years of her tenure. She is a trustee of the United Way of Miami-Dade County and serves as a member of the board of Jewish Adoption and Foster Care Options (JAFCO). Ms. Freed earned a bachelor’s degree in business with an emphasis in marketing from the University of Colorado.

Mr. Bumstead’s experience in business management and as a director of several public companies, along with his knowledge of the senior housing industry (through his prior service as a director of ARC), led to the conclusion that he should serve as a member of the Board.

Ms. Freed’s decades of executive leadership in sales, customer service, and marketing in the hospitality industry led to the conclusion that she should serve as a member of the Board.

10

Director Nominees

Rita Johnson-Mills Independent Director	Denise W. Warren Independent Director

Director Since: August 2018 Age: 62 Brookdale Board Committees: • Nominating and Corporate Governance (Chair) • Investment	Director Since: October 2018 Age: 59 Brookdale Board Committees: • Audit (Chair) • Compensation Public Company Directorships: • Computer Programs and Systems, Inc. (2017 – current)

Ms. Johnson-Mills is a healthcare executive with more than 25 years of combined federal, state, and private industry experience. She is founder and CEO of consulting firm RJM Enterprises. Ms. Johnson-Mills served from August 2014 to December 2017 as President and Chief Executive Officer of UnitedHealthcare Community Plan of Tennessee, a health plan serving more than 500,000 government sponsored healthcare consumers with over $2.5 billion of annual revenue, after having previously served as Senior Vice President, Performance Excellence and Accountability for UnitedHealthcare Community & State since 2006, and was a founding member of UnitedHealthGroup’s Diversity and Inclusion Council. Ms. Johnson-Mills also previously served as the Director of Medicaid Managed Care for the Centers for Medicare and Medicaid Services and as Chief Executive Officer of Managed Health Services Indiana and Buckeye Health Plan, wholly owned subsidiaries of Centene Corporation. She currently serves on the Board of Directors of Quest Analytics and is a Governance Fellow with the National Association of Corporate Directors (NACD). Ms. Johnson-Mills earned a B.S. degree from Lincoln University and an M.A. degree in Labor and Human Resource Management and M.P.A. degree in Public Policy and Management from The Ohio State University.

Ms. Warren brings more than 30 years of operational, financial and healthcare experience. Most recently, she served as Executive Vice President and Chief Operating Officer of WakeMed Health & Hospitals from October 2015 through December 2020, where she was responsible for the strategic, financial and operational performance of the organization’s network of facilities in the North Carolina Research Triangle area. Prior to that, from 2005 to September 2015, Ms. Warren served as Chief Financial Officer of Capella Healthcare, Inc., an owner and operator of general acute-care hospitals, as well as its Executive Vice President since January 2014, and as its Senior Vice President prior to that. Before joining Capella, she served as Senior Vice President and Chief Financial Officer of Gaylord Entertainment Company from 2000 to 2001, as Senior Equity Analyst and Research Director for Avondale Partners LLC and as Senior Equity Analyst for Merrill Lynch & Co. She also currently serves on the Board of Directors of Virtusa, Inc. Ms. Warren is National Association of Corporate Directors (NACD) Directorship CertifiedTM and received a Corporate Directors Certificate from Harvard Business School. Ms. Warren earned a B.S. degree in Economics from Southern Methodist University and a M.B.A. from Harvard University.

Ms. Johnson-Mills’ experience as an executive in the healthcare space, including her expertise in healthcare operations and strategy, led to the conclusion that she should serve as a member of the Board.

Ms. Warren’s extensive executive, financial, and operational experience in the healthcare and other industries led to the conclusion that she should serve as a member of the Board.

2021 PROXY STATEMENT	11

Proposal 1: Election of Directors

Lee S. Wielansky Independent Director

Director Since: April 2015

Age: 69

Brookdale Board Committees:

•  Audit

•   Investment (Chair)

Public Company Directorships:

•  Acadia Realty Trust

(2000 – current)

•   Isle of Capri Casinos, Inc.

(2007 – 2017)

•   Pulaski Financial Corp.

(2005 – 2016)

Mr. Wielansky has more than 40 years of commercial real estate investment, management, and development experience. He currently serves as Chairman and CEO of Opportunistic Equities, which specializes in low income housing. He has also served as Chairman and CEO of Midland Development Group, Inc., which he re-started in 2003 and focused on the development of retail properties in the midwest and southeast. Prior to Midland, he served as President and CEO of JDN Development Company, Inc. and as a director of JDN Realty Corporation. Before joining JDN, he served as Managing Director – Investments of Regency Centers Corporation, which in 1998 acquired Midland Development Group, a retail properties development company co-founded by Mr. Wielansky in 1983. Mr. Wielansky joined the Company’s Board of Directors in April 2015 and served as Non-Executive Chairman of the Board from February 2018 through December 2019. He also serves as Lead Trustee of Acadia Realty Trust and served as a director of Isle of Capri Casinos, Inc. from 2007 to 2017 and Pulaski Financial Corp. from 2005 to 2016. Mr. Wielansky received a bachelor’s degree in Business Administration, with a major in Real Estate and Finance, from the University of Missouri – Columbia, where he is currently a member of the Strategic Development Board of the College of Business. He also served on the Board of Directors of The Foundation for Barnes-Jewish Hospital.

Mr. Wielansky’s real estate investment, management, and development experience, as well as his service as a director of several public companies, led to the conclusion that he should serve as a member of the Board.

12

Corporate Governance

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines setting forth the expectations and standards the Board has with respect to the role, size, and composition of the Board and its committees, the functioning of the Board and its committees, evaluation of the Board and its committees, director compensation, succession planning, and other matters. The Board also has adopted a Code of Business Conduct and Ethics that applies to all employees, directors, and officers, as well as a Code of Ethics for Chief Executive and Senior Financial Officers, which applies to our President and Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and Treasurer. These guidelines and codes are available on our website at www.brookdale.com/investor. Any amendment to, or waiver from, a provision of such codes of ethics granted to a principal executive officer, principal financial officer, principal accounting officer, or controller, or person performing similar functions, or to any executive officer or director, will be posted on our website.

Director Independence

Our Corporate Governance Guidelines and the listing standards of the NYSE require that the Board be comprised of a majority of independent directors. The Board has affirmatively determined that eight of our nine directors, Mses. Freed, Johnson-Mills, and Warren, Dr. Asher, and Messrs. Sansone, Bromley, Bumstead, and Wielansky are “independent” under Section 303A.02 of the listing standards of the NYSE. In each case, the Board affirmatively determined that none of such individuals had a material relationship with the Company. In making these determinations, the Board considered all relevant facts and circumstances, as required by applicable NYSE listing standards. There were no transactions, relationships, or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K that were considered by the Board in making the required independence determinations. None of the directors that were deemed independent had any relationship with us (other than as a director or stockholder). The Board also determined that each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is independent, including that each member of the Audit Committee is independent under the listing standards of the NYSE and under section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Ms. Baier is not independent due to her employment as our President and Chief Executive Officer.

Board Leadership Structure

Our Corporate Governance Guidelines do not require the separation of the positions of Chairman of the Board and Chief Executive Officer and provide that the Board is free to choose its Chairman in any way that it deems best for the Company at any given time. However, since the date of our formation, the Board has separated the positions of Chairman and Chief Executive Officer in the belief that this structure improves management’s accountability to the Board. Mr. Sansone currently serves as Non-Executive Chairman of the Board, and Ms. Baier serves as President, Chief Executive Officer and director.

Risk Oversight

The business of the Company is managed with the oversight of the Board. As contemplated by the NYSE listing standards and as reflected in the charter of the Audit Committee, the Board has delegated to the Audit Committee the responsibility to discuss guidelines and policies governing the process by which our senior management and the relevant departments and functions of the Company (including our internal audit function) assess and manage our

2021 PROXY STATEMENT	13

Corporate Governance

exposure to risk. To that end, the Audit Committee regularly reviews our processes for risk assessment and risk management, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures. In addition, the Board regularly receives reports from management regarding our risk exposures and monitors our risk management activities.

Social and Environmental Responsibility

The Board is responsible for overseeing and ensuring our strategy is informed by the opportunities and risks associated with our human capital resources and environmental changes and looks to the Nominating and Corporate Governance Committee to report on various social and environmental topics. The Nominating and Corporate Governance Committee reviews management’s work to develop our social and environmental initiatives and reporting. As a business of people taking care of people, we focus on human capital management, including diversity and inclusion, workplace safety, and maximizing employee satisfaction and retention. Please see our 2021 ESG Update posted to our website at www.brookdale.com/esg for more information about our social and environmental initiatives.

Meetings of the Board

The Board met nine times in 2020. Each incumbent director attended at least 75% of the total number of meetings of the Board and committees of the Board on which he or she served during 2020. Our non-management directors, i.e., those who are not executive officers, meet in regularly scheduled executive sessions without management. Any non-management director may request that additional executive sessions be scheduled. Under our Corporate Governance Guidelines, our Non-Executive Chairman of the Board presides at executive sessions of our non-management directors. The Board has not adopted a formal policy that requires directors to attend our annual stockholders’ meetings, although they are invited and encouraged to attend. Eight of the nine members of the Board attended the 2020 annual meeting of stockholders.

Communications from Stockholders

The Board has in place a process for security holders to send communications to the Board. Specifically, the Board will review and give appropriate attention to written communications submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as otherwise contemplated by committee charters, the Chairperson of the Nominating and Corporate Governance Committee will, with the assistance of our General Counsel, be primarily responsible for monitoring communications from stockholders and provide copies or summaries of such communications to the other directors as he or she considers appropriate. Communications will generally be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee considers to be important for the directors to consider. Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027. Stockholders who wish to contact any non-management director, including the Non-Executive Chairman of the Board, or the non-management directors as a group, should address such communications to the non-management director (or group of directors) they wish to contact (or if any, to “Any Non-Management Director”), c/o General Counsel, at such address.

14

Committees of the Board

Committees of the Board

The Board has four separate standing committees: the Audit Committee, the Compensation Committee, the Investment Committee, and the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board with respect to committee membership assignments after consultation with the Chairman of the Board and the Chief Executive Officer. The Board is responsible for appointing committee chairs and members following review of such recommendations. The Board has adopted written charters for the standing committees, copies of which are available on our website located at www.brookdale.com/investor.

The following table identifies the members of the Board’s standing committees and the number of meetings held by each committee during 2020. The Non-Executive Chairman is invited to attend, and generally attends, the regularly scheduled meetings of the standing committees.

	Audit Committee	Compensation Committee	Investment Committee	NCG Committee

Jordan R. Asher	✓		✓

Marcus E. Bromley	✓		✓

Frank M. Bumstead		Chair		✓

Victoria L. Freed		✓		✓

Rita Johnson-Mills			✓	Chair

Denise W. Warren	Chair	✓

Lee S. Wielansky	✓		Chair

Number of Meetings in 2020	5	4	4	6

2021 PROXY STATEMENT	15

Corporate Governance

The following table provides information about the key responsibilities and functions of the Board’s standing committees.

Committee	Key Functions and Additional Information
Audit Committee

•   Reviews the audit plans and findings of the independent registered public accounting firm and our internal audit and compliance functions, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary

•   Reviews our financial statements (and related regulatory filings), including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm

•   Reviews our risk and control issues, compliance programs, and significant tax and legal matters

•   Appoints annually, in its sole discretion, the independent registered public accounting firm and evaluates its independence and performance, as well as sets clear hiring policies for our hiring of employees or former employees of the independent registered public accounting firm

•   Reviews our risk management processes

•   Reviews our exposure to cyber security risk, the effectiveness of our cyber security, and the knowledge, experience and capabilities of the Committee and management with respect to cyber security and cyber security risk.

•   The Board has determined that each of Ms. Warren and Messrs. Bromley and Wielansky is an “audit committee financial expert” as defined by the rules of the SEC. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies.

Compensation Committee

•   Reviews and approves equity-related grants for our directors, officers, key employees, and consultants

•   Reviews and approves corporate goals and objectives relevant to our Chief Executive Officer’s and other executive officers’ compensation, evaluates the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives, and determines the Chief Executive Officer’s and other executive officers’ compensation based on that evaluation

•   Recommends to the Board the compensation of our non-employee directors

•   Oversees our compensation and employee benefit and incentive compensation plans, and administers our 2014 Omnibus Incentive Plan and Associate Stock Purchase Plan

Investment Committee

•   Reviews and approves (or recommends that the Board approve, as applicable) certain investments and proposed transactions on behalf of the Board

•   Reviews and evaluates (and makes recommendations to the Board regarding) our capital structure and financial strategies, our material capital allocation plans, and our dividend and share repurchase policies and programs

•   Performs such other responsibilities as may be delegated to it by the Board from time to time

Nominating and Corporate Governance Committee

•   Reviews the performance of the Board and incumbent directors and makes recommendations to the Board regarding the selection of candidates, qualification, and competency requirements for service on the Board and the suitability of proposed nominees as directors

•   Advises the Board with respect to our Corporate Governance Guidelines

•   Oversees the annual evaluation of the Board and its committees and our management

•   Reports to the Board on various social, environmental, and governance topics, and reviews management’s work to develop our social and environmental initiatives and reporting

16

Director Compensation

Non-Employee Director Compensation Program

The table below sets forth the elements of the non-employee director compensation program. In 2020, the Compensation Committee reviewed the non-employee director compensation program, including receiving a market compensation study from the Consultant (as defined below) related to the peer group approved by the Committee for 2020 annual compensation decisions. Following such review, the Committee recommended, and the Board approved, the changes to the program noted below during 2020. No changes were made to the non-employee director compensation program for 2021.

Cash Fees	2020	Changes from 2019	Description

Annual Retainer	$100,000	No change	Cash retainers are payable quarterly in arrears and are pro-rated for service less than the full year. Cash meeting fees are payable quarterly in arrears for attendance by the director or committee member in person or telephonically. Each director has the opportunity to elect to receive either immediately vested shares or RSUs in lieu of up to 50% of quarterly cash compensation, as described below.
Annual Committee Chair Retainers:
Audit	$20,000	No change
Compensation/NCG	$15,000	No change
Investment	$15,000	No change
Meeting Attendance Fees:
Per Board Meeting	$3,000	Limited only to meetings in excess of 6 per year
Per Committee Meeting (Members Only)	$2,000	Limited only to meetings in excess of 8 per director per year

Equity Awards

Annual Grant of Immediately Vested Stock under 2014 Omnibus Incentive Plan	$135,000	Increased from $100,000 beginning with 2021 award for 2020 service	Typically granted in February each year for service in the prior year and pro-rated for service less than the full year. Directors may elect to receive RSUs (as described below) in lieu of the immediately vested shares. If a director retires prior to the annual grant date or concludes his or her service at the expiration of his or her term of office, a pro-rata cash amount will be payable to the director at the time of retirement or expiration in lieu of the annual grant of immediately vested shares, in recognition of the partial year of service.

Initial Grant of Restricted Shares under 2014 Omnibus Incentive Plan	$100,000	No change

Granted to each new non-employee director upon joining the Board. The restricted shares awarded during 2020 were eligible to vest on the first anniversary of the director’s appointment to the Board, subject to the director’s continued service.

2021 PROXY STATEMENT	17

Director Compensation

Each non-employee director has the opportunity to elect to receive either immediately vested shares or RSUs in lieu of up to 50% of the director’s quarterly cash compensation, and to elect to receive RSUs in lieu of the annual grant of immediately vested shares. Immediately vested shares are issued under our Director Stock Purchase Plan, and RSUs are issued under our 2014 Omnibus Incentive Plan. With respect to quarterly cash elections, the number of shares or RSUs to be issued is based on the closing price of our common stock on the date of issuance, or if such date is not a trading date, on the previous trading day’s closing price. Each RSU will be payable in the form of one share of our common stock following the director’s termination of service as a member of the Board.

Compensation of Non-Executive Chairman of the Board

The Board appointed Mr. Sansone as Non-Executive Chairman of the Board effective January 1, 2020. In connection with his appointment, the Committee recommended, and the Board approved, a reduction to the retainer for service as Non-Executive Chairman. Such reduction reflected the Committee’s view that the time commitment of the Non-Executive Chair role had reduced since we initiated a turnaround strategy under new leadership in 2018. As a result, Mr. Sansone receives compensation applicable generally to non-employee directors described above and receives an additional annual cash retainer of $100,000 for his service as Non-Executive Chairman. All cash amounts are payable as noted in the table above.

Director Stock Ownership Guidelines

The Board has adopted Stock Ownership Guidelines that require each of our non-employee directors to maintain ownership of a multiple of the non-employee director’s annual cash retainer for service on the Board, exclusive of any retainers for service as chairman of the Board or any of its committees and any cash meeting fees. In 2020, the Board amended the guidelines to increase the multiple from 3.0x to 5.0x of the annual cash retainer after reviewing the practices of the compensation peer group approved by the Committee for 2020. Unvested equity awards do not generally count toward satisfaction of the guidelines. Stock ownership levels are required to be achieved by the fifth anniversary of the director’s initial appointment or election to the Board. Until the expected ownership level is achieved, each director is expected to retain at least 50% of any shares obtained through our stock incentive plans. As of April 23, 2021, each of our non-employee directors is in compliance with the guidelines, but each other than Messrs. Bromley, Bumstead, and Wielansky holds fewer shares than required by the increased 5.0x guideline. Therefore, each of the non-employee directors other than Messrs. Bromley, Bumstead, and Wielansky will be expected to retain at least 50% of any shares obtained through our stock incentive plans until the required holding level is met.

Director Compensation for 2020

The following table sets forth the compensation awarded to, earned by, or paid to our directors for the year ended December 31, 2020, other than Ms. Baier whose compensation information is set forth under “Executive Compensation”. Each of the directors included in the table served for the full-year 2020, except that Dr. Asher joined the Board on February 24, 2020.

Name	Fees Earned or Paid in Cash		Stock Awards (1)(2)	All Other Compensation	Total
Jordan R. Asher	$91,165		$100,000 (3)	$–	$191,165
Marcus E. Bromley	$111,000		$100,003 (4)	$–	$211,033
Frank M. Bumstead	$128,000		$100,003 (4)	$–	$228,003

Victoria L. Freed	$113,000		$17,537 (4)	$–	$130,537

Rita Johnson-Mills	$128,000	(5)	$100,003 (4)	$–	$228,003

Guy P. Sansone	$209,000		$17,537 (4)	$–	$226,537

Denise W. Warren	$131,000		$100,003 (4)	$–	$231,003

Lee S. Wielansky	$126,000		$100,003 (4)	$–	$226,003

18

Director Compensation for 2020

(1)

Represents the aggregate grant date fair value of awards of immediately vested stock, restricted shares and/or RSUs computed in accordance with Accounting Standards Codification 718, Stock Compensation (“ASC 718”). See Note 2 to our Consolidated Financial Statements included in our 2020 Annual Report for a summary of the assumptions made in the valuation of these awards.

(2)

As of December 31, 2020, (i) none of the directors held any unvested stock awards, except that Dr. Asher held 27,248 time-based restricted shares, (ii) Ms. Johnson-Mills held 11,092 vested RSUs, and (iii) Mr. Bromley held 14,205 vested RSUs.

(3)	Represents the grant date fair value of the initial grant of 27,248 time-based restricted shares awarded on April 28, 2020 to Dr. Asher in connection with his joining the Board on February 24, 2020.

(4)

Represents the grant date fair value of the annual grant of equity for the previous year served awarded on February 12, 2020, consisting of: 14,205 immediately vested shares for each of Directors Bumstead, Johnson-Mills, Warren, and Wielansky; 14,205 vested RSUs for Mr. Bromley (issued in lieu of immediately vested shares at his election); and 2,491 immediately vested shares for each of Directors Freed and Sansone (whose award amounts reflect a pro-rata amount of the annual award for their partial year of service beginning October 29, 2019).

(5)

Ms. Johnson-Mills elected to receive vested RSUs in lieu of a portion of her cash compensation for service during 2020. The reported amount includes: 2,010 vested RSUs issued on April 1, 2020 for service during the first quarter of 2020 with a grant date fair value of $5,749; 1,923 vested RSUs issued on July 1, 2020 for service during the second quarter of 2020 with a grant date fair value of $5,750; 2,490 vested RSUs issued on October 1, 2020 for service during the third quarter of 2020 with a grant date fair value of $6,350; and 1,749 vested RSUs issued on January 1, 2021 for service during the fourth quarter of 2020 with a grant date fair value of $7,748.

2021 PROXY STATEMENT	19

Executive Officers

The following table sets forth certain information concerning our executive officers. See “Director Nominees” above for biographical information for Ms. Baier. Mary Sue Patchett ceased being designated as an executive officer effective January 1, 2021 and on April 26, 2021 provided notice that she would retire on June 1, 2021.

Name	Age	Position

Lucinda M. Baier	56	President, Chief Executive Officer and Director

George T. Hicks	63	Executive Vice President–Finance and Treasurer

H. Todd Kaestner	65	Executive Vice President–Asset Management and Division President–Entry Fee

Cindy R. Kent	52	Executive Vice President and President of Senior Living

Anna-Gene O’Neal	54	Division President–Health Care Services

Steven E. Swain	53	Executive Vice President and Chief Financial Officer

Chad C. White	45	Executive Vice President, General Counsel and Secretary

George T. Hicks became our Executive Vice President–Finance in July 2006 and our Treasurer in January 2016. Prior to July 2006, Mr. Hicks served as Executive Vice President–Finance and Internal Audit, Secretary and Treasurer of American Retirement Corp. (“ARC”) since September 1993. Mr. Hicks had served in various capacities for ARC’s predecessors since 1985, including Chief Financial Officer from September 1993 to April 2003 and Vice President–Finance and Treasurer from November 1989 to September 1993. He received a bachelor’s degree with distinction in philosophy from Stanford University and an M.B.A. in finance from the University of Tennessee.

H. Todd Kaestner became our Executive Vice President–Asset Management and Division President–Entry Fee in June 2019. Prior to that, Mr. Kaestner served as Executive Vice President–Corporate Development since July 2006. Prior to joining Brookdale, Mr. Kaestner served as Executive Vice President–Corporate Development of ARC since September 1993 and served in various capacities for ARC’s predecessors since 1985, including Vice President–Development from 1988 to 1993 and Chief Financial Officer from 1985 to 1988. He is an honors graduate of Vanderbilt University, where he studied economics, and holds an M.B.A. in finance and economics from University of Louisville.

Cindy R. Kent joined Brookdale as Executive Vice President and President of Senior Living in January 2020. Prior to joining Brookdale, Ms. Kent served as President and General Manager of 3M’s Infection Prevention Division from 2016 to 2018 and President and General Manager of 3M’s Drug Delivery Systems Division from 2014 and 2016. Prior to that, she held senior leadership roles at Medtronic from 2007 to 2013. Ms. Kent earned an MBA in marketing and a Master of Divinity from Vanderbilt University. She also holds a BS in industrial engineering and management sciences from Northwestern University, earned a certification in Strategic Finance from the Harvard Business School, and is Six Sigma green belt trained. Ms. Kent has served as a member of the Board of Directors of Accolade, Inc. since January 2021 and is a member of its Nominating and Corporate Governance Committee, has served on the Board of Directors of the National Investment Center for Seniors Housing and Care (NIC) since February 2021, and has served as a trustee on the Vanderbilt University Board of Trust since July 2020. She previously served as a member of the Board of Directors of Best Buy from September 2018 through June 2020 and served on the Compensation & Human Resources and Finance & Investment Policy committees.

Anna-Gene O’Neal became our Division President–Health Care Services in August 2019, after having joined the Company as Division Vice President–BHS Hospice in June 2019. Prior to that, Ms. O’Neal served as President and Chief Executive Officer of Alive Hospice, a large non-profit hospice provider in Tennessee, since 2012. From 2007 to 2012, Ms. O’Neal served in quality and performance improvement leadership roles, including Senior Vice President, of CogentHMG, an industry leader in developing and managing hospital medicine programs nationwide, and from

20

Executive Officers

2001 to 2007 she served as Vice President, Hospital Operations and Clinical Quality for Essent Healthcare, Inc., a multistate for-profit hospital system. Ms. O’Neal is a Registered Nurse and received B.S.N., M.S.N. and M.B.A. degrees from Vanderbilt University.

Steven E. Swain joined Brookdale as Executive Vice President and Chief Financial Officer in September 2018. Prior to joining Brookdale, Mr. Swain served as Senior Vice President and Chief Financial Officer of DISH Network Corporation from October 2014 to August 2018, after having served as its Senior Vice President of Programming from April 2014 to October 2014, and as its Vice President of Corporate Financial Planning and Analysis since joining the company in 2011. Prior to DISH Network, Mr. Swain spent more than 15 years working in the telecommunications sector, most recently at CenturyLink, Inc. and Qwest Communications International, Inc. (acquired by CenturyLink), where he served in multiple leadership roles in finance, including corporate financial planning and analysis, treasury, and investor relations, as well as in network engineering. Mr. Swain earned his B.S. degree in Chemical Engineering from the University of Wisconsin–Madison and his M.B.A. degree from the University of Chicago Booth School of Business.

Chad C. White joined Brookdale in February 2007 and has served as our Executive Vice President since January 2018, our General Counsel since March 2017 and our Secretary since March 2013. He previously served as our Senior Vice President and General Counsel from March 2017 until January 2018, our Senior Vice President and Co-General Counsel from July 2014 to March 2017, our Vice President and Co-General Counsel from March 2013 to July 2014, and our Associate General Counsel and Assistant Secretary prior to that. Before joining Brookdale, Mr. White served in legal roles with Dollar General Corporation and Bass, Berry & Sims PLC. Mr. White received his law degree from the Vanderbilt University School of Law where he was elected to the Order of the Coif, and a B.S. in Mass Communication and Political Science from Middle Tennessee State University.

2021 PROXY STATEMENT	21

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the key elements of our executive compensation program and compensation decisions regarding the following named executive officers (NEOs) for 2020:

Name	Position

Lucinda M. Baier	President and Chief Executive Officer

Steven E. Swain	Executive Vice President and Chief Financial Officer

Cindy R. Kent	Executive Vice President and President of Senior Living

Mary Sue Patchett	Executive Vice President–Strategic Operations

Chad C. White	Executive Vice President, General Counsel and Secretary

Each of the named executive officers served in the roles indicated for the full-year 2020, except that Ms. Kent joined the Company effective January 6, 2020 and Ms. Patchett served as Executive Vice President–Community Operations prior to being appointed to her current role on March 23, 2020. Ms. Patchett ceased being designated as an executive officer effective January 1, 2021 and on April 26, 2021 provided notice that she would retire on June 1, 2021.

22

Compensation Discussion and Analysis

Executive Compensation Program Highlights

What We Do

Pay for Performance A significant portion of our NEOs’ target direct compensation is awarded in the form of variable, at-risk compensation based on company performance.

Clawback Policy Clawback policy provides the Committee the ability to recover or require the forfeiture of performance-based compensation paid as a result of any material financial restatement or material miscalculation of a financial metric used to determine the vesting or payment of performance-based compensation.

Caps on Annual Incentive Payouts Payouts under our annual cash incentive plan are capped.

Annual Say on Pay “Say-on-pay” advisory vote conducted annually to solicit stockholders’ views on our executive compensation programs.

Robust Stock Ownership Guidelines Ownership guidelines require 5x, 4x, and 3x base salary for our CEO, CFO and President of Senior Living, and other executive officers, respectively.

Annual Risk Assessment The Committee conducts a compensation program risk assessment annually.

What We Do NOT Do

No Above Median Benchmarking The Committee aims to provide target total direct compensation for NEOs that is at or below the market median range identified in the independent compensation consultant’s market study.

No Defined Benefit Plans/SERPs We do not sponsor any defined benefit pension or supplemental executive retirement plans (SERPs).

No Tax Gross Ups Tax gross-ups are not provided except in the limited circumstance of certain relocation expenses.

No Excessive Perquisites Minimal perquisites are provided, other than certain relocation expenses.

No Excessive Guaranteed Compensation Our annual incentive plan and performance-based long-term incentive awards do not have minimum guaranteed payout levels–this compensation is “at risk.”

No Pledging or Hedging Our insider trading policy prohibits all our directors and executive officers from pledging or hedging Brookdale stock.

No Stock Options We have never granted stock options.

Compensation Philosophy

The Compensation Committee (the “Committee”) intends to ensure market-competitive executive compensation opportunities through a program designed to:

•

emphasize pay for performance by linking a significant portion of target total direct compensation to variable, at-risk components measured by our short- and long-term financial performance and other objectives designed to focus executives on key strategic initiatives;

•	align our executives’ long-term interests with those of our stockholders; and

•	attract and retain key executives to execute on our strategy.

In determining the appropriate level and mix of compensation for each executive officer, the Committee takes into account the officer’s experience, scope of responsibility, individual performance, and retention risk; the Committee’s independent consultant’s market compensation studies; management input; internal equity; and other information as it deems necessary and appropriate. No pre-determined weighting is assigned to any factor, and the emphasis placed on a specific factor may vary among executive officers, reflecting market practice, business needs, and retention and succession considerations at the time compensation decisions are made.

2021 PROXY STATEMENT	23

Executive Compensation

Principal Elements of Compensation

Consistent with the prior year, our 2020 executive compensation program generally consisted of the following principal elements:

Element	Form	Description	Link to Stockholder Value
Base Salary	Cash

Amount intended to reflect the level and scope of responsibility, experience, and skills of an executive, the individual performance of the executive, retention risks, and competitive market practices.

Assists us in attracting, and encourages retention of, key executives through an amount of fixed income paid throughout the year.
Annual Incentive Plan	Cash

Opportunity is at-risk with no guaranteed payout. Level of payout tied to achievement of company financial objectives and strategic objectives approved by the Committee each year, which generally are reflective of, or support, our annual budget and business plan.

Focuses executives on taking steps necessary to meet expectations set forth in the annual budget and business plan, which the Committee believes will in turn drive longer-term performance results.
Long- Term Incentive Awards	50%–Time-Based RSUs	Annual awards are eligible to vest ratably in four annual installments beginning approximately one year following the grant date, subject to continued employment.	Promotes retention, stock ownership, and alignment of executives’ long-term goals with those of our stockholders.
50%–Performance-Based RSUs

Opportunity is at-risk with no guaranteed vesting. 75% of the 2020 award was eligible to vest in February 2023 based on our 3-year compound annual growth rate (“CAGR”) of same community revenue per available unit (“RevPAR”) performance,(1) and 25% of the award is eligible to vest in February 2024 based on our 3-year relative TSR performance.

Encourages executives to achieve long-term goals, including RevPAR (a key performance metric factoring occupancy and rate) and increasing the market value of our common stock.

(1)

As described in “Pandemic-Related Decisions” below, each of the named executive officers voluntarily agreed to forfeit the RSUs based on same community RevPAR effective February 22, 2021 in order to be eligible to receive a discretionary cash payment for extraordinary performance in fiscal 2020 related to the COVID-19 pandemic.

Process for Determining Executive Compensation

The Committee’s process for determining executive compensation is outlined below, including the role of the Committee, results of our annual say-on-pay advisory vote, the Committee’s independent consultant, our management, and our compensation peer group.

24

Compensation Discussion and Analysis

Role of the Committee

The Committee, which is comprised solely of independent directors, is responsible for developing, reviewing annually, and administering our compensation program and plans applicable to our executive officers. The Committee meets regularly, typically at least five times per year, to approve all decisions regarding the compensation of our executive officers. Compensation decisions regarding our President and Chief Executive Officer are also approved by the independent members of the Board. The Committee reports on its actions to the full Board following each Committee meeting. In fulfilling its responsibilities with respect to executive compensation, the Committee reviews and approves:

•	Any changes to our executive compensation philosophy;

•	The base salary, levels of incentive-based compensation, and all other compensation or perquisites of our executive officers;

•	The design and framework of our incentive-based compensation plans and awards, including the applicable performance objectives and targets;

•	Levels of achievement under such performance objectives and targets;

•	Updates to our compensation peer group;

•	Any employment agreements or severance arrangements with our executive officers; and

•	Compliance with, and any changes to, our officer stock ownership and retention guidelines.

Role of Say-on-Pay Vote

The Committee considers the results of our annual say-on-pay advisory vote and other feedback received from stockholders throughout the year when making executive compensation decisions. At our 2019 annual meeting of stockholders, more than 94% of the votes cast on the say-on-pay advisory vote were in favor of our executive compensation program. When making 2020 compensation decisions, the Committee believed this level of support generally affirmed our executive compensation approach and provided assurance the program was reasonable and aligned with stockholder expectations. At our 2020 annual meeting of stockholders, 86% of the votes cast were in favor of our executive compensation program. The Committee took this lower level of support into consideration when making decisions in 2021.

Role of Independent Compensation Consultant

As a best practice, the Committee periodically evaluates its selection of an independent compensation consultant. For 2020 executive compensation decisions, the Committee determined to continue to engage F.W. Cook & Co., Inc. (the “Consultant”) as its independent compensation consultant. The Consultant reports directly to the Committee, which has the direct responsibility for appointment, compensation, and oversight of the work of the Consultant. From time to time at the request of the Committee, the Consultant provides recommendations regarding the design and framework of, and amounts awarded under, our executive compensation programs, recommends updates to our compensation peer group and conducts independent market compensation studies using that peer group and other published survey information, attends meetings of the Committee, and communicates with one or more members of the Committee outside of such meetings. For our 2020 compensation programs, the Consultant provided each of these services. The Committee conducted a specific review of its relationship with the Consultant and determined that the Consultant’s work for the Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act of 2010 by the SEC and by the NYSE.

Role of Management

When making compensation decisions, the Committee considers input from our President and Chief Executive Officer and certain of our other executive officers. Such input generally includes providing information and analyses for review and advising the Committee concerning compensation decisions (other than when their own

2021 PROXY STATEMENT	25

Executive Compensation

compensation is determined) and the design, framework, and performance objectives of our incentive-based compensation plans and awards. Our President and Chief Executive Officer provides compensation recommendations related to our other executive officers for the Committee’s consideration.

Compensation Peer Group

Typically annually, the Committee reviews and approves a compensation peer group comprised of companies recommended by the Consultant. The compensation peer group data is then used by the Consultant when preparing independent market compensation studies for the Committee. The Committee generally uses such peer group data and the Consultant’s studies:

•	As inputs when determining amounts of base salaries and the target amounts of annual and long-term incentive compensation;

•	To assess the competitiveness of the target direct compensation and underlying pay mix awarded to our executive officers; and

•	To evaluate the design, framework, and performance objectives of our incentive-based compensation plans and awards.

The Committee, as advised by the Consultant, generally considered base salary and target annual cash compensation within a range of +/- 15%, and target total direct compensation within a range of +/- 20%, of median as reported in the Consultant’s market compensation studies to be competitive.

For 2020 compensation decisions, the Consultant recommended updates to our prior-year compensation peer group. The peer group used to inform 2020 target compensation opportunities included 16 companies in the health care facilities, healthcare services, healthcare REIT, hospitality, and restaurant industries. The Committee believes that inclusion of companies from these industries is reflective of the talent market for our business. The peer group companies chosen from the various industries are intended to be reasonably comparable to Brookdale in terms of their median levels of revenue, market capitalization, enterprise value, EBITDA, and number of employees. For 2020, the Committee determined to replace LifePoint Hospitals, Inc., Magellan Health, Inc., and Wyndham Destinations with Chemed Corporation, LHC Group, Inc., Norwegian Cruise Line Holdings Ltd., and Wyndham Hotels & Resorts, Inc. to reflect mergers and acquisitions activity and to more closely align the median levels of financial metrics and number of employees of the peer group with ours.

2020 Peer Group

Acadia Healthcare Company, Inc.	Encompass Health Corporation	Select Medical Holdings Corporation

Amedysis, Inc.	Hyatt Hotels Corporation	The Ensign Group, Inc.

Bloomin’ Brands, Inc.	LHC Group, Inc.	Universal Health Services, Inc.

Chemed Corporation	National Healthcare Corp.	Welltower Inc.

Community Health Systems, Inc.	Norwegian Cruise Line Holdings Ltd. Quest Diagnostics Incorporated	Wyndham Hotels & Resorts, Inc.

2020 Compensation Decisions (Pre-Pandemic)

Summary of 2020 Compensation Program

When making annual decisions for 2020, the Committee considered the Consultant’s market compensation study based on the revised peer group adopted by the Committee for 2020, our recent overall performance and 2020 business plan, our performance objectives under our incentive plans, and the responsibilities and individual performance of each of our named executive officers. The Committee made its annual compensation decisions in early February 2020, a month prior to the United States’ declaring a national emergency for the COVID-19 pandemic. See “Pandemic-Related Decisions” below for a summary of the impact of the pandemic on our executive compensation program and the actions taken by the Committee in response.

26

Compensation Discussion and Analysis

Following conclusion of this review, the Committee found that Ms. Baier’s target total direct compensation was slightly below the market median, and that Messrs. Swain’s and White’s base salaries, target total cash compensation, target long-term equity awards, and target total direct compensation were below or at the low end of the median market ranges. The Committee approved the principal elements of compensation of our named executive officers for 2020 as summarized in the table below. With the 2020 changes to Messrs. Swain’s and White’s base salaries and target long-term equity awards, the elements of Messrs. Swain’s and White’s compensation fell within the market ranges shown in the market compensation study, but continued to be below the market medians.

Compensation decisions for Ms. Kent were made in connection with her joining the Company as Executive Vice President and President of Senior Living effective January 6, 2020. The Committee reviewed the Consultant’s market compensation study when setting her compensation. Her offer letter provided an annual base salary of $515,000, a target annual incentive opportunity of 100% of salary earned, and target long-term equity awards of $1,000,000. In addition, the offer letter provided for an onboarding grant of time-based equity of $150,000 and relocation assistance in accordance with the Company’s policy.

The table below sets forth the target total direct compensation (base salary, target annual incentive opportunity, and grant value of target annual long-term incentive awards) for the named executive officers. The table reflects Ms. Kent’s annualized base salary and excludes the onboarding award of time-based RSUs with a grant value of approximately $150,000 as set forth in her offer letter. The table also excludes the amounts reported in the All Other Compensation column of the Summary Compensation Table (generally employer matching on our 401(k) plan, employer-paid premiums on life and disability insurance, and the incremental cost to us of relocation expenses) and the Bonus column of the Summary Compensation Table for discretionary cash payments for extraordinary performance in fiscal 2020 related to the COVID-19 pandemic.

	2020 Base Salary	Change v. 2019	2020 Target Annual Incentive Opportunity	Change v. 2019	2020 Grant Value of Long-Term Incentive Awards (1)	Change v. 2019	2020 Target Total Direct Compensation	Change v. 2019

Ms. Baier	$938,000	3%	135%	–%	$4,900,002	3%	$7,104,302	3%

Mr. Swain	$575,000	12%	100%	–%	$1,700,005	31%	$2,850,005	22%

Ms. Kent	$515,000	N/A	100%	N/A	$1,000,004	N/A	$2,030,004	N/A

Ms. Patchett	$467,750	–%	100%	–%	$ 900,001	–%	$1,835,501	–%

Mr. White	$425,000	7%	70%	–%	$ 550,000	22%	$1,272,500	13%

(1)

Represents the grant value of time- and performance-based RSUs (i.e., number of units granted at target performance multiplied by the stock price on the date of grant). The aggregate ASC 718 grant date fair values of such awards were approximately 0.8% greater than the grant values included in the table due to the ASC 718 valuation of the relative TSR component of the performance-based RSUs being 6.4% greater than the grant value.

Annual Incentive Plan

The named executive officers were eligible to participate in our 2020 annual incentive plan established by the Committee. Cash amounts payable under the plan were to be determined by the Committee following conclusion of the 2020 performance period based on our results relative to company financial objectives and strategic objectives approved by the Committee. There were no guaranteed payout levels utilized, and the aggregate maximum payout was 180% as a percentage of the target opportunity.

2021 PROXY STATEMENT	27

Executive Compensation

For 2020, the Committee determined to use company financial objectives and objectively-measured strategic objectives that were developed to focus our leaders on execution of our operational turnaround strategy. Such strategic objectives were generally cascaded to our corporate, divisional, and community leadership. The weighting of each objective, the performance targets applicable to the objectives, and our actual results for 2020 are shown in the table below. The weighting of each company financial objective and the aggregate strategic objectives were consistent with the prior year’s weighting. In order to emphasize the importance of meeting target-level move-ins at our consolidated comparable communities, the 2020 annual incentive plan included a move-in multiplier that would have increased the overall strategic objectives payout by between 10% and 50% had 2020 move-in performance been 1% to 5% in excess of the 2020 targeted number of move-ins. The target performance levels of the objectives were generally reflective of our 2020 budget approved by the Board in early February 2020, a month prior to the United States’ declaring a national emergency for the COVID-19 pandemic. Performance below the threshold level would result in no payout for the performance objective, and payout percentages were to be interpolated for performance between the steps shown in the table below.

28

Compensation Discussion and Analysis

	Measure	Weighting	Description and Link to Strategy and Business Plan

Financial Objectives	Resident Fee Revenue	10%	Resident fee revenue was defined as our 2020 consolidated resident fee revenue, which excludes management fee revenue and reimbursed costs incurred on behalf of managed communities. This measure was intended to focus management on improving top-line revenue of our seniors housing portfolio and Health Care Services segment. The Board and management use this measure in the budgeting process and when evaluating our results.	Level	Payout	Target /Actual ($ in MM)
				Maximum	200%	$3,355
				Target	100%	$3,226
				Threshold	25%	$3,129
				Actual	0%	$2,893

	Facility Operating Income (“FOI”) (1)	40%	FOI was defined as our 2020 consolidated resident fee revenue less facility operating expense. FOI reflects the net result of our revenue and the facility operating expenses of our consolidated senior housing portfolio and Health Care Services segment, which are the largest drivers of our financial results and which management has the ability to impact on a day-to-day basis. The Board and management use this measure in the budgeting process and when evaluating our results.	Level	Payout	Target / Actual ($ in MM)
				Maximum	200%	$968
				Target	100%	$896
				Threshold	25%	$842
				Actual	0%	$551

	Adjusted Free Cash Flow (“AFCF”) (1)	10%	AFCF reflects the cash generated through our operations after non-development capital expenditures and certain other adjustments and included management agreement termination fees received in 2020. The Board and management use this measure in the budgeting process and when evaluating our ability to service indebtedness or engage in share repurchases, and to make additional capital investments. In addition, AFCF was used in our February 2020 forward-looking guidance and in our quarterly reporting.	Level	Payout	Target / Actual ($ in MM)
				Maximum	200%	$117
				Target	100%	$87
				Threshold	25%	$62
				Actual	0%	$24

Strategic Objectives (2)	Move-Ins	7.5%	Move-ins reflected the number of new residents at our comparable consolidated community portfolio for 2020, and move-outs reflected the percentage of our residents who moved out of our comparable consolidated community portfolio for controllable reasons. Our Board and management team focus on such metrics, and the objectives reinforced our 2020 strategy to win locally and leverage scale effectively through maintaining and improving the quality of our communities and aligning our sales, marketing, and operations teams to drive top line performance. Maintaining 2019 performance for the move-outs metric was set as the 2020 target in light of outstanding performance in the prior two years.	Level	Payout	Target / Actual
				Target/Max	100%	4.4% growth
				Threshold	25%	Maintaining 2019 performance
				Actual	0%	Worse than 2019 performance

	Move-Outs	7.5%		Level	Payout	Target / Actual
				Actual	100%	Better than 2019 performance
				Target/Max	100%	Maintaining 2019 performance
				Threshold	25%	3% increase from 2019 performance

	Quality Measure	10%	Management determined to temporarily suspend scoring of its community quality assurance program in the manner contemplated by the annual plan due to community access restrictions imposed as a result of the COVID-19 pandemic. The objective would have been measured by our meeting or exceeding an average targeted score under the program.	Level	Payout	Target / Actual
				Target/Max	100%	95.0%
				Threshold	50%	94.0%
				Actual	0%	N/A

2021 PROXY STATEMENT	29

Executive Compensation

Measure	Weighting	Description and Link to Strategy and Business Plan

Community Key Leader Retention	5%	Brookdale’s culture is based on servant leadership, and we believe engaged associates lead to an enhanced resident experience and lower turnover, leading to improved operations. The community key leader retention objective applied to the three key positions at our consolidated comparable communities (executive directors, sales directors, and health and wellness/nursing directors). The community associate turnover objective applied to the other positions at our consolidated comparable communities. The corporate associate objective applied to our non-community-level associates. Maintaining 2019 performance for the corporate retention metric was set as the 2020 target in light of substantial improvement achieved in 2019.	Level	Payout	Target / Actual
			Target/Max	100%	2% improvement to 2019 performance
			Threshold	25%	Maintaining 2019 performance
			Actual	0%	Worse than 2019 performance

Community Associate Turnover	5%		Level	Payout	Target / Actual
			Target/Max	100%	2% improvement to 2019 performance
			Threshold	25%	Maintaining 2019 performance
			Actual	0%	Worse than 2019 performance

Corporate Associate Retention	5%		Level	Payout	Target / Actual
			Actual	100%	Better than 2019 performance
			Target/Max	100%	Maintaining 2019 performance
			Threshold	25%	3% decline from 2019 performance

(1)

FOI and AFCF are financial measures that are not calculated in accordance with generally accepted accounting principles (“GAAP”). Appendix A to this proxy statement shows how we calculated FOI and AFCF, including reconciliations to the closest GAAP financial measures.

(2)

The target/max payout levels for the strategic objectives do not reflect application of the move-in multiplier, which would have increased the overall strategic objectives payout by between 10% and 50% had 2020 move-in performance been 1% to 5% in excess of the 2020 targeted number of move-ins.

Long-Term Incentive Awards

For the 2020 compensation program, the Committee used a 50/50 grant value mix of time- and performance-based full value awards, consistent with the prior year program. The Committee determined to utilize RSUs for the 2020 program on substantially the same terms as the 2019 restricted share awards, except that the 2020 awards no longer provide for partial single-trigger acceleration of equity upon a change in control. Starting with the 2020 awards, “double-trigger” acceleration of vesting applies in connection with a change in control. That is, vesting will only accelerate in connection with a change in control if either the awards are not assumed, continued, or substituted with an award relating to a publicly-traded security of the acquiror (or the Company) on the same terms and conditions that were applicable to the outstanding awards immediately prior to the change in control, or the participant experiences a qualifying termination within 12 months after the change in control. Each RSU is payable in the form of one share of our common stock upon vesting. The agreements associated with the 2020 awards contain non-competition, non-solicitation, non-disparagement, and confidentiality covenants and set forth the treatment of such awards in connection with termination of employment and a change in control (as described below under “Potential Payments Upon Termination or Change in Control”). To the extent we declare dividends on our shares of common stock, the RSUs awarded will accrue cash equivalents to be paid only to the extent the underlying RSUs ultimately vest.

Time-Based RSUs. The annual awards of time-based RSUs are eligible to vest ratably in four annual installments beginning February 27, 2021, subject to continued employment. The onboarding award of time-based RSUs to Ms. Kent is eligible to vest ratably in three annual installments beginning February 27, 2021, subject to continued employment.

30

Compensation Discussion and Analysis

Performance-Based RSUs. Seventy-five percent of the performance-based RSUs were eligible to vest on February 27, 2023 and twenty-five percent are eligible to vest on February 27, 2024, in each case subject to continued employment and achievement of performance goals established by the Committee. Performance below the threshold level of achievement will result in forfeiture of all shares in the applicable tranche, performance at the targeted level of achievement will result in the vesting of 100% of the applicable tranche, and performance at or above the target level of achievement will result in vesting of up to 125% of the first tranche and up to 150% of the second tranche, with vesting percentages to be interpolated for performance between the levels. The weighting, performance measures, and performance targets for the performance-based restricted shares are outlined below. Ms. Baier’s award agreement further provided that in no event would the aggregate number of shares issued pursuant to the 2020 time-based and performance-based award agreements exceed 800,000 shares. As described in “Pandemic-Related Decisions” below, the named executive officers voluntarily agreed to forfeit the first tranche of such performance-based RSUs effective February 22, 2021 in order to be eligible to receive a discretionary cash payment for extraordinary performance in fiscal 2020 related to the COVID-19 pandemic.

Executive Compensation

Performance Measure	Weighting	Description and Link to Strategy and Business Plan	Vesting Date	Performance Targets
3-Year CAGR of Same Community RevPAR for 2022 compared to 2019 (1)	75%	RevPAR is a key performance metric utilized by the Board and management to measure both occupancy and rate performance on a monthly basis. This objective focuses our management on delivering long-term top-line growth through increasing occupancy while maintaining rate discipline.	2/27/2023	Level	% of Target Shares Vesting	3-Year CAGR of Same Community RevPAR
				Maximum	125%	4.5%
				Target	100%	4.0%
				Threshold	25%	2.0%

3-Year Relative TSR Compared to S&P Midcap 400 Index Companies (2)	25%

The relative total shareholder return (“TSR”) objective aligns our management’s priorities with those of our stockholders to establish and achieve long-term goals designed to increase the market value of our common stock relative to the constituent companies of a broad-based comparable index of companies.

			2/27/2024	Level	% of Target Shares Vesting	Relative TSR Rank
				Maximum	150%	75th %ile
				Target	100%	50th %ile
				Threshold	50%	25th %ile

(1)

Same community RevPAR means the average monthly senior housing resident fee revenues per available unit of the same community portfolio, calculated as resident fee revenues, excluding Health Care Services segment revenue and entrance fee amortization, of the same community portfolio for the applicable fiscal year, divided by the weighted average number of available units in the same community portfolio for the applicable fiscal year, divided by twelve. For purposes of measuring the Company’s performance, principles of revenue recognition would be consistently applied when calculating same community RevPAR and for 2019 would exclude the additional resident fee revenue recognized as a result of the application of the new lease accounting standard under ASC 842.

(2)

3-Year Relative TSR compares our compound annual TSR to the constituent companies of the S&P Midcap 400 index for the period beginning January 1, 2020 and ending December 31, 2022, assuming reinvestment of dividends or distributions. The award agreement provides that no additional RSUs beyond the target number of RSUs will be issued if our compound annual TSR is negative for the performance period.

2021 PROXY STATEMENT	31

Executive Compensation

2020 Compensation Results and Pandemic-Related Decisions

Summary of Compensation Results

The table below sets forth the amount of compensation earned for 2020 by our named executive officers. The value of restricted shares that vested is based on the closing price per share of our stock on the applicable vesting dates. The table excludes the amounts reported in the All Other Compensation column of the Summary Compensation Table (generally employer matching on our 401(k) plan, employer-paid premiums on life and disability insurance, and the incremental cost to us of relocation expenses).

	Base Salary Earned	Annual Incentive Opportunity Earned	Value of Restricted Shares that Vested	Pandemic-Related Performance Compensation Earned	Total Compensation Earned

Ms. Baier	$938,000	$158,288	$1,184,016	$1,044,698	$3,325,002

Mr. Swain	$575,000	$71,875	$185,887	$474,375	$1,307,137

Ms. Kent	$509,103	$63,638	$–	$287,462	$860,203

Ms. Patchett	$467,750	$58,469	$273,147	$379,739	$1,179,105

Mr. White	$425,000	$37,188	$113,409	$245,438	$821,035

Annual Incentive Plan Results

A summary of the achievement and payment to our named executive officers under the 2020 annual incentive plan is provided below. See “2020 Compensation Decisions–Annual Incentive Plan” above for the performance goals and targets, and our actual performance, for each of the financial objectives and strategic objectives.

	Financial Objectives (60% Weighting)		Strategic Objectives (40% Weighting)		Total

	Achieved	Payout	Achieved	Payout	Achieved	Payout

Ms. Baier	0%	$–	31.3%	$158,288	12.5%	$158,288
Mr. Swain		$–		$71,875		$71,875
Ms. Kent		$–		$63,638		$63,638
Ms. Patchett		$–		$58,469		$58,469
Mr. White		$–		$37,188		$37,188

32

Compensation Discussion and Analysis

Long-Term Incentive Awards Results

Summary of Vesting and Forfeitures

During 2020, the named executive officers realized the compensation shown in the table below with respect to vesting of restricted shares granted prior to 2020. The value of shares that vested is based on the closing price per share of our stock on the vesting date.

	Vesting of Time-Based Restricted Shares Granted in 2016–2019		Vesting of Performance-Based Restricted Shares Granted in 2016(1)		Total Vesting of Restricted Shares in 2020

	No. of Shares	Value	No. of Shares	Value	No. of Shares	Value

Ms. Baier	172,352	$1,101,329	12,940	$82,687	185,292	$1,184,016

Mr. Swain	33,986	$185,887	–	$–	33,986	$185,887

Ms. Patchett	36,664	$234,283	6,082	$38,864	42,746	$273,147

Mr. White	17,827	$108,699	737	$4,709	18,564	$113,409

(1)	Details regarding our performance relative to the applicable performance targets are provided in the section below.

Results of Performance-Based Restricted Shares Eligible to Vest in 2020

During 2020, performance-based restricted shares awarded in 2016 and 2017 were eligible to vest, subject to continued employment and achievement of performance goals established for each award by the Committee. The table below sets forth information regarding the performance goals and targets, our actual results, and the number of shares that vested on February 27, 2020 based on our actual results. Performance below the threshold level of achievement would have resulted in forfeiture of all shares in the applicable tranche, achievement of the targeted level of performance (or above) would have resulted in the vesting of 100% of the applicable tranche, and vesting percentages were to be interpolated for performance between the steps shown in the table below.

Award Year	Performance Goal	% of Shares Eligible to Vest	Targets	Actual Results	Percent that Vested
2016	2019 Return on Investment (“ROI”) on Program Max Projects approved in 2016 and completed prior to the end of 2017 or approved prior to 2016 and completed during 2017 (1)	100% (Target/Max) 20% (Threshold)	≥12% 8%	13.6%	100%

2017	3-Year CAGR of Combined Adjusted Free Cash Flow comparing 2019 results versus a 2016 base year (2)	100% (Target/Max) 20% (Threshold)	≥23.1% 3.8%	<0%	0% (3)

(1)	Program Max is our development capital expenditures initiative through which we expand, renovate, reposition, or redevelop selected existing senior living communities where economically advantageous.

(2)

Combined Adjusted Free Cash Flow was defined as our Adjusted Free Cash Flow and our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures as reported and defined in our public releases and/or filings, excluding transaction, transaction-related and severance costs and federal income taxes to the extent we had become a federal income taxpayer.

(3)

With respect to the 2017 awards eligible to vest on February 27, 2020, the following number of shares were forfeited as a result of failure to achieve the threshold level of performance: Ms. Baier–37,904 shares; Ms. Patchett–17,814 shares; and Mr. White–2,158 shares.

2021 PROXY STATEMENT	33

Executive Compensation

Pandemic-Related Decisions

The Committee evaluated our executive compensation program in late 2020 and early 2021. The program’s performance measures and targets had been selected and set prior to the COVID-19 pandemic’s impacting the United States. Early in the pandemic, the U.S. Centers for Disease Control and Prevention (the “CDC”) confirmed seniors face disproportionately higher risk of adverse outcomes from COVID-19, with seniors 85 and older at the highest risk. This placed Brookdale’s approximately 700 communities and our residents, patients, and associates at the center of the fight against COVID-19 during 2020. Our management team took decisive actions to dedicate our business’s efforts and energy first and foremost on maintaining the health and wellbeing of our residents, patients, and associates, to develop and execute on plans to ensure that we had the financial resources to survive the pandemic as an organization, and to identify opportunities for our recovery from the pandemic. The nature of the pandemic’s effect on our business, management’s extraordinary and successful response, and the considerations and actions taken by the Committee are summarized below.

Drastic Action Required Due to High Risk among Seniors

The health and wellbeing of our residents, patients, and associates is and has been our highest priority. The high risks posed by COVID-19 on the nearly 100,000 residents who lived in our communities during 2020 called on us to take drastic actions to fight the disease. The average age of our residents is over 87, and many of our residents, particularly in our assisted living and memory care communities, are frail and/or suffer from cognitive impairment. According to the CDC, the risk for severe illness and other adverse outcomes from COVID-19 significantly increases with age, with the greatest risk for severe illness among those aged 85 and older. Particularly in the first three months of the pandemic, COVID-19 incidence in the United States was highest among seniors aged 80 or more. Since the pandemic began, 80% of COVID-19 deaths in the United States have been in adults aged 65 or older.

Impact to Our Business

To help protect our residents, patients, and associates from contracting COVID-19, management took drastic actions that fundamentally changed the environment of our communities and our business model during 2020. Those actions included closing our communities to visitors and prospective residents, and in some cases restricting new resident move-ins. The continuity of our business is predicated on moving in roughly 50% of our occupied units each year to maintain stable occupancy, given our residents’ average length of stay. Therefore, the actions we took resulted in a sharp decrease in our occupancy and revenue.

Specifically, we took the following actions to help protect our residents and associates living and working on the front lines:

•

We enhanced our infection prevention and control protocols based on requirements and guidance of federal, state, and local governments and agencies, including the CDC, U.S. Centers for Medicare & Medicaid Services (“CMS”), and other leading health authorities. We enhanced and reinforced training our associates in such protocols and throughout 2020 actively monitored frequently changing government requirements and guidance and adapted our policies, procedures, and response efforts to meet or exceed those requirements and guidance.

•

Upon confirmation of positive COVID-19 exposure at a community, we took actions intended to minimize further exposure, including associates’ adhering to personal protection protocols, isolating residents or finding placement in an alternate care setting to best address their care needs, and in some cases, restricting new resident admissions, as directed by local health authorities.

•

In March 2020 we began restricting visitors at all our communities to essential healthcare personnel and certain compassionate care situations, screening associates and permitted visitors, suspending group outings, modifying communal dining and programming to comply with social distancing guidelines and, in most cases, implementing in-room only dining and activities programming, requesting that residents refrain from leaving the community unless medically necessary, and requiring new residents and residents returning from a hospital or nursing home to isolate in their apartment for fourteen days. We began easing restrictions on a community-by-community

34

Compensation Discussion and Analysis

basis in July 2020 where regulatory requirements and guidance allowed, which easing may have included permitting outdoor, and in some cases, indoor visits with families, reduced capacity or socially distanced communal dining, limited communal activities programming, and in-person prospective resident visits.

In addition, the demand for senior living communities and the typical sales process were seriously disrupted by several factors, including stay-at-home notices, restrictions on move-ins, and the significant restrictions on resident activities, including visits with family members, which were necessary to help protect residents. Data from the National Investment Center for Seniors Housing & Care (NIC) shows that our industry’s occupancy decreased for three consecutive quarters ending December 31, 2020, with nearly all markets falling to record low occupancy by the fourth quarter of 2020. Similarly, we experienced a year-over-year decrease in monthly move-ins of our same community portfolio each consecutive month of the three quarters ended December 31, 2020. Our consolidated senior housing portfolio’s weighted average occupancy declined in each month of the pandemic, from 82.7% in March 2020 to 71.5% in December 2020. Both of these trends continued through February 2021.

The heavy impact on move-ins and our occupancy outlined above translated to an estimated $281 million of lost resident fee revenue based on our pre-pandemic expectations for 2020. Our same community RevPAR declined each quarter on a year-over-year basis, including 11.1% for the fourth quarter of 2020. We also incurred $126 million of direct and incremental pandemic-related operating expense during the year, including costs for acquisition of additional personal protective equipment (“PPE”), medical equipment, and cleaning and disposable food service supplies, enhanced cleaning and environmental sanitation, increased employee-related costs, including labor, workers compensation, and health plan expense, increased expense for general liability claims, and COVID-19 testing of residents and associates where not otherwise covered by government payor or third-party insurance sources.

Key Initiatives Taken by Our Management

The high risks posed by COVID-19, its impact on our operations and sales process, and its financial impact created a dire situation for our company. Our management identified and appropriately assessed the substantial risks associated with COVID-19 and took decisive actions to dedicate our business’s efforts and energy first and foremost on maintaining the health and wellbeing of our residents, patients, and associates, to develop and execute on plans to ensure that we had the financial resources to survive the pandemic as an organization, and to identify opportunities for our recovery from the pandemic. Most importantly, we took extraordinary actions to help protect our residents and associates living and working on the front lines and to ensure that our communities would receive vaccine access as quickly as possible. Also of critical importance, our leadership team re-invented our sales model and took actions to protect and preserve our liquidity and future financial prospects. The Board believes management’s efforts helped save a substantial number of lives and positioned us to weather the pandemic and emerge a stronger company.

Protecting Our Residents and Associates

Management undertook several extraordinary projects to help protect our residents, patients, and associates from contracting COVID-19 at our communities on the front lines of the pandemic.

•

Emergency Command Center – As an agile learning organization, in February 2020, we opened a cross-functional emergency command center at our headquarters office, which remained in operation throughout the year as the vast majority of our corporate associates worked from home. The command center was staffed 24 hours a day with operational and clinical leadership who served as mission control to lead our pandemic response and to ensure that we took appropriate actions throughout the organization to align with our top priority of maintaining the health and wellbeing of our residents, patients, and associates. Throughout the pandemic, the command center prioritized obtaining rapidly-developing intelligence, including requirements and guidance of the CDC, CMS, state, and local governments and agencies, and other leading health authorities, and engaged in scenario planning and analysis. Based on its learning, analysis, and assimilation of relevant information, the command center developed, updated, and implemented protocols throughout the year to address the virus at an operational level in our approximately 700 communities. The command center also monitored COVID-19 cases among our communities and developed and implemented a framework for determining when to ease restrictions

2021 PROXY STATEMENT	35

Executive Compensation

at each of our communities based on several criteria, including regulatory requirements and guidance, completion of baseline testing at the community, and the presence of current confirmed positive COVID-19 cases. We also led the industry by publishing a COVID-19 response toolkit early in the pandemic to share our emerging best practices with other senior living providers and the public.

•

Acquisition of Personal Protective Equipment – Our associates’ access to quality personal protective equipment (PPE) was necessary to help ensure their safety and to help prevent the spread of the virus while they served on the front-lines in our communities. Sourcing sufficient volume of quality, genuine PPE was one of the biggest challenges faced by us and our industry early in the pandemic as public and private supply was diverted to first responders and hospitals. Our typical PPE suppliers could not fulfill even our typical requirements, and federal and state resources were limited for our industry. In addition, counterfeit and low-quality PPE flooded the market. Management innovated, leading expansive procurement efforts to screen hundreds of vendors, develop a new supply chain, and ensure secure delivery of quality, genuine PPE to our communities. By June 2020 we had sourced more than 14 million surgical masks, three million N-95 masks, and one million disposable gowns from nearly 50 vendors. Due to the success of our proactive PPE acquisition initiative, we were able to supply appropriate PPE to our community associates throughout the year. By contrast, we believe many other senior housing operators could not source appropriate PPE for several months.

•

Resident and Associate Testing – As the pandemic progressed, it became clear that asymptomatic and pre-symptomatic positive individuals could spread the virus, which presented substantial challenges to infection control. As we learned of this, management went above and beyond regulatory requirements by proactively commencing a resident and associate testing program in April 2020 to help us to identify positive individuals, including asymptomatic and pre-symptomatic positive individuals, better understand how our infection protocols were working, and minimize our residents’ further exposure to positive individuals. In the face of COVID-19 testing supply constraints, management also advocated extensively to federal, state, and local leaders for priority access to COVID-19 test kits, including rapid antigen tests, and prioritized turnaround times for lab-based tests. By July 2020 we had completed baseline testing at all of our communities. We continued testing throughout the year, accumulating more than 270,000 test results by year end.

•

Vaccine Advocacy and Prioritization – As positive results of early clinical trials for the Moderna and Pfizer vaccines became available, it became clear that vaccinating seniors and staff living and working in senior living communities as early as possible would help save lives and could dramatically reduce our residents’ and associates’ exposure to the virus. We also knew that vaccine roll out to our communities would be a significant step to recovering from the pandemic as it could enable us to welcome more new residents, increase healthcare referrals, and make our communities more attractive to prospects. Management undertook extensive advocacy efforts to CDC leaders and other federal and state government agencies to ensure that our residents and associates would be prioritized. Our leadership also worked with CVS Health Corporation regarding the design and implementation of the Pharmacy Partnership for Long-Term Care Program offered through the CDC. Ultimately, all of our communities’ residents and associates were prioritized for early vaccine administration. We believe we led the industry in our vaccine roll-out, and that our efforts saved lives. Our leadership and clinical teams worked extensively to prepare for and host CVS clinics as quickly as possible among our approximately 700 communities. This monumental effort included extensive planning, gathering insurance information, obtaining consents, scheduling appointments, holding educational sessions with residents, families, and associates, detailed coordination of traffic flow, and staffing observation areas. We hosted our first clinics on December 18, 2020 and by January 22, 2021 had hosted over 500 community vaccine clinics, which we believe was a 2.5x faster roll out than our industry’s average. Our early planning work was successful, as we had completed at least three vaccine clinics at all of our communities by April 9, 2021. Through April 23, 2021, our resident vaccine acceptance rate was 93%, and our COVID-19 positive resident caseload had decreased by 97% since the peak in mid-December 2020.

Protecting and Strengthening Our Business

At the outset of the pandemic and throughout the year, management completed scenario planning to assess the financial hardship that our business could endure due to the pandemic’s disproportionate and immense impact on

36

Compensation Discussion and Analysis

seniors. Management urgently acted to develop and execute on plans to ensure we had resources available to fund pandemic-related expenses necessary to help keep our residents, patients, and associates safe, and to mitigate the impacts of declining revenue. Management also developed and executed on a strategy to weather the pandemic and improve our operational and financial foundation for the recovery phase of the business. We believe that without management’s success in the areas identified below, our ability to continue as a going concern would have been jeopardized.

•

Redesigning Sales Process — Despite reduced demand for senior housing and challenges to the sales process due to stay-at-home notices and restrictions on in-person visits (including new resident tours), management took charge to ensure that our sales team could meet the needs of prospective residents and their families. Early in the pandemic we reinvented our sales process to include virtual tours, video engagement, and outdoor prospective resident meetings, enhanced and adapted our marketing programs to address the social distancing environment, and sought to strengthen our relationships with referral sources. These efforts allowed us to continue to move residents into our communities where permitted. Through adversity, we believe the virtual sales process provides the opportunity for us to complement our traditional in-person sales process even after the pandemic subsides.

•

Cost Mitigation — We incurred $126 million of direct and incremental pandemic-related operating expense during the year, which was necessary to help protect our residents, patients, and associates. Management worked diligently to identify areas for expense control and discipline to ensure we had resources available to fund these critical pandemic-related expenses and to mitigate the impacts of declining revenue, without impacting the quality of care we provide to our residents. We did not resort to lay-offs in our seniors housing business, as our associates’ efforts were critical to serve in our communities during the pandemic. Compared to the prior year, in 2020 we reduced non-pandemic related facility operating expense approximately $49 million in our same community portfolio and health care services segment by actively monitoring and matching our cost structure to reflect decreased occupancy and census. We reduced general and administrative expense, excluding transaction costs, $13.8 million, or 7.4%, through reduced travel-related expenses and lower headcount achieved through disciplined backfilling of corporate roles. We also reduced our cash facility lease payments by $69 million for 2020, excluding a one-time cash lease payment related to our lease restructuring with Ventas, Inc. and generated year-over-year interest expense savings of $37 million, primarily as a result of the transactions described below. We identified and delayed or canceled a number of elective capital expenditure projects where possible, resulting in an approximate $67 million reduction to our pre-pandemic full-year 2020 capital expenditure plans. Management’s success in reducing non-essential expenses allowed us to make the necessary investments to fulfill our top priority of maintaining the health and wellbeing of our residents, patients, and associates, and enhanced our liquidity.

•

Financing Transactions — Management focused our finance team on ensuring we had sufficient liquidity to weather the significant revenue losses and increased expense attributable to the pandemic. We successfully took extensive actions to preserve and enhance our liquidity and ensure our debt maturities through 2021 were refinanced or satisfied during 2020. To bolster our available cash, at the outset of the pandemic we drew the full available balance on our secured credit facility of $166 million and planned to refinance the balance with long-term mortgage debt. In late March 2020, we completed $149 million of mortgage financing on 18 communities, which extended the prior maturities ten years and refinanced a majority of our 2020 maturities. In August 2020, we terminated and repaid the outstanding balance on our credit facility by completing $267 million of mortgage financing on 16 communities, most of which secured the former facility. In September 2020, we completed $221 million of mortgage financing on 27 communities, which extended the prior maturities nine to ten years. Through these financing transactions, together with others completed during 2020, management successfully refinanced or satisfied substantially all of our maturities through 2021 at favorable rates despite declining performance of the underlying communities and the pressures on credit markets created by the pandemic. We concluded 2020 with $553 million of cash, cash equivalents, and marketable securities, which we believe will help us weather the rest of the pandemic and position us positively for the recovery phase.

2021 PROXY STATEMENT	37

Executive Compensation

•

Capital Transactions — During 2020, management worked diligently to complete several transactions which unlocked significant value and enhanced our liquidity at a critical time. In January 2020, we closed the sale of our 51% interest in our joint venture with Healthpeak Properties, Inc., which held 14 entry fee continuing care retirement communities (CCRCs), acquired 18 formerly leased communities from Healthpeak, and amended and restated our master lease for 24 remaining leased communities. Our net proceeds from the sale were $283 million, and we obtained a negotiated $100 million cash management agreement termination fee. We used a portion of the proceeds, along with mortgage financings, to acquire the 18 communities. These transactions added to our liquidity and reduced our cash lease expense just prior to the pandemic and were crucial components of our strategy to reduce our lease exposure and the complexity of our business to focus on our core assisted living, memory care, and independent living offerings. In July 2020, we entered into agreements with Ventas, Inc., our largest lessor, to restructure our lease arrangements for 120 communities. Among other things, the transaction reduced our initial annual minimum rent to $100 million, representing a reduction of approximately $86 million over the twelve months ending June 30, 2021, and removed the prior requirements that we satisfy financial covenants and maintain a security deposit with Ventas. We began realizing the reduction to cash rent expense during the third quarter of 2020. The restructuring reduced our cash lease expense 46% over the lease term, or $500 million over five and one-half years, which will prove crucial as we recover from the pandemic.

Committee’s Evaluation and Decisions

During late 2020 and early 2021, the Committee assessed our executive compensation program in the context of the totality of the circumstances resulting from the pandemic and the Committee’s philosophy to emphasize pay for performance, align our executives’ long-term interests with those of our stockholders, and retain key executives. It considered the extraordinary efforts of management to successfully detect, assess, and effectively respond to the high risks associated with the pandemic, to lead our organization in its primary mission to maintain the health and wellbeing of our residents, patients, and associates, to ensure that we had the financial resources to survive the pandemic, and to lead our industry in response efforts and advocacy. The Committee also considered the pandemic’s continued pressure on our stock price and the impact to investors, and ensuring fair pay outcomes.

The Committee identified several areas of our executive compensation program that were most impacted by the pandemic and the significant changes to our business, including the following.

•

2020 Annual Incentive Plan. The performance targets contained in the 2020 annual incentive plan were set prior to the pandemic. As outlined above, the pandemic had dramatic impacts on our pre-pandemic budgeted revenue, facility operating expense, and move-ins, and the performance targets had become obsolete early in the year. The Committee also considered the fact that it had exercised discretion with respect to the non-executive participants in the 2020 annual incentive plan, including guaranteeing certain payout levels to non-executive associates for the first two quarters of 2020 to promote associate retention and appropriately reward them for their efforts. The Committee determined that our actual achievement of 12.5% of target under the 2020 annual incentive plan was not reflective of the extraordinary efforts and successes of the named executive officers during 2020 and desired to reward those efforts.

•

Outstanding Performance-Based Equity. The Committee considered the pandemic’s impact to the performance measures of the outstanding awards of performance-based equity granted in 2017 through 2020. In this evaluation, the Committee took into account the effect on our equity plan of the continued pressure of the pandemic on our stock price. Due to our lower stock price, the Committee desired to reduce the overhang of awards outstanding under our 2014 Omnibus Incentive Plan and to create additional availability of shares for issuance pursuant to future awards (i.e., to extend the lifespan of the shares available under the plan). The table below sets forth details regarding the outstanding performance-based equity and the Committee’s considerations and determinations.

38

Compensation Discussion and Analysis

Award Year	Performance Goal	Vesting Date	% of Award Eligible to Vest	Targets	Shares at Target		Considerations and Determinations of the Committee

2017	2020 ROI on Program Max Projects approved in 2017 and completed prior to the end of 2018 or approved prior to 2017 and completed during 2018 (1)	2/27/2021	100% (Target/Max) 60% 20% (Threshold)	≥ 11.0% 9.0% 8.0%	Ms. Baier	12,635	The Committee took into advisement that our ROI performance was on track to exceed the target level of performance prior to the pandemic and that our actual ROI performance adjusted to include estimated lost revenue and exclude incremental expense due to COVID-19 was 13.8%, exceeding the target level of performance for 2020. The Committee exercised discretion to approve vesting on February 27, 2021 at target.
					Ms. Patchett	5,939
					Mr. White	720

2018	Compound annual TSR, comparing our share price of $6.53 to the volume-weighted average price for the 15 trading days ending December 31, 2020 (2)	2/27/2021	100% (Target/Max) 75% 50% (Threshold)	≥ 23.91% 20.17% 16.20%	Ms. Baier	207,469	The Committee determined not to modify this award since our pre-pandemic stock price performance did not suggest that the award would vest. The restricted shares forfeited on February 27, 2021 based on our negative absolute TSR performance for the performance period.
					Mr. Swain	53,248

2021 PROXY STATEMENT	39

Executive Compensation

Award Year	Performance Goal	Vesting Date	% of Award Eligible to Vest	Targets	Shares at Target		Considerations and Determinations of the Committee

2019	3-Year CAGR of Same Community RevPAR for 2021 compared to 2018 (3)	2/27/2022	125% (Max) 100% (Target) 25% (Threshold)	≥ 4.0% 3.5% 1.5%	Ms. Baier	226,622	The Committee took into advisement that our same-community RevPAR performance for the full-year 2019 (pre-pandemic) was tracking towards approximately 42% achievement. It also considered that same community RevPAR declined 5.1% during the second year of the performance period, including 11.1% for the fourth quarter of 2020 on a year-over-year basis, which would have a pronounced cumulative impact for the entire performance period. In order to reduce the overhang and to increase the number of shares available for future awards under our 2014 Omnibus Incentive Plan, the Committee determined to request that executives voluntarily forfeit such awards in order to be eligible to receive a discretionary cash bonus for extraordinary performance during the pandemic, as described further below.
					Mr. Swain	62,023
					Ms. Patchett	42,939
					Mr. White	21,470

	3-Year Relative TSR Compared to S&P Midcap 400 Index Companies (4)	2/27/2023	150% (Max) 100% (Target) 50% (Threshold)	≥ 75th %ile 50th %ile 25th %ile	Ms. Baier	75,541	The Committee believed the awards continued to align our executives’ interests with our stockholders as we recover from the pandemic. The Committee determined not to modify such awards.
					Mr. Swain	20,674
					Ms. Patchett	14,313
					Mr. White	7,156

40

Compensation Discussion and Analysis

Award Year	Performance Goal	Vesting Date	% of Award Eligible to Vest	Targets	Shares at Target		Considerations and Determinations of the Committee

2020	3-Year CAGR of Same Community RevPAR for 2022 compared to 2019 (3)	2/27/2023	125% (Max) 100% (Target) 25% (Threshold)	≥ 4.5% 4.0% 2.0%	Ms. Baier	261,008	The Committee took into advisement that due to the pandemic same community RevPAR declined 5.1% during the first year of the performance period, including 11.1% for the fourth quarter of 2020 on a year-over-year basis, which would have a pronounced cumulative impact for the entire performance period. In order to reduce the overhang and to increase the number of shares available for future awards under our 2014 Omnibus Incentive Plan, the Committee determined to request that executives voluntarily forfeit such awards in order to be eligible to receive a discretionary cash bonus for extraordinary performance during the pandemic, as described further below.
					Mr. Swain	90,554
					Ms. Kent	53,267
					Ms. Patchett	47,940
					Mr. White	29,296
	3-Year Relative TSR Compared to S&P Midcap 400 Index Companies (4)	2/27/2024	150% (Max) 100% (Target) 50% (Threshold)	≥ 75th%ile 50th%ile 25th%ile			The Committee believed the awards continued to align our executives’ interests with our stockholders as we recover from the pandemic. The Committee determined not to modify such awards.
					Ms. Baier	87,003
					Mr. Swain	30,185
					Ms. Kent	17,756
					Ms. Patchett	15,980
					Mr. White	9,765

(1)	Program Max is our development capital expenditures initiative through which we expand, renovate, reposition, or redevelop selected existing senior living communities where economically advantageous.

(2)

Compound annual TSR was calculated assuming reinvestment in our common stock of any dividends or distributions paid during the performance period. The $6.53 beginning share price represents our closing price per share on February 28, 2018, the date that Ms. Baier became President and Chief Executive Officer.

(3)

Same community RevPAR means the average monthly senior housing resident fee revenues per available unit of the same community portfolio, calculated as resident fee revenues, excluding Health Care Services segment revenue and entrance fee amortization, of the same community portfolio for the applicable fiscal year, divided by the weighted average number of available units in the same community portfolio for the applicable fiscal year, divided by twelve. For purposes of measuring the Company’s performance, principles of revenue recognition would be consistently applied when calculating same community RevPAR.

(4)

3-Year Relative TSR compares our compound annual TSR to the constituent companies of the S&P Midcap 400 index for the period beginning January 1 of the year of grant and ending December 31 of the third year of the measurement period, assuming reinvestment of dividends or distributions. The award agreements provide that no additional shares beyond the target number of shares will be issued if our compound annual TSR is negative for the performance period

2021 PROXY STATEMENT	41

Executive Compensation

Following its comprehensive evaluation of the impact of the pandemic on our business and financial performance in the context of our executive compensation program, the Committee determined that each of the named executive officers would be eligible for a cash payment for extraordinary performance during 2020 beyond the 12.5% achievement under the 2020 annual incentive plan. Any such cash payment, when combined with the 12.5% earned payout under the 2020 annual incentive plan, would not exceed 95% of the named executive officer’s target payout under the 2020 annual incentive plan. To be eligible for the additional cash payment, the named executive officers would be required to voluntarily forfeit early the entirety of the RevPAR component of their 2019 and 2020 performance-based equity awards (i.e., 75% of the aggregate performance-based awards in such years), which would increase availability of shares for future awards under the 2014 Omnibus Incentive Plan. The amount of the cash payment would be determined with reference to the level of extraordinary performance and individual contributions during 2020, including in the areas identified above, and the amount of performance-based equity voluntarily forfeited. The named executive officers voluntarily agreed to forfeit the RevPAR component of their 2019 and 2020 performance-based equity awards early, effective February 22, 2021.

As a result of the foregoing evaluation and actions, the Committee determined to make payouts under the 2020 annual incentive plan based on our actual performance of 12.5% of target, to award discretionary amounts of cash as noted in the table below, and to accept the voluntary forfeitures by the named executive officers of their same-community RevPAR restricted shares and RSUs awarded in 2019 and 2020.

	2020 Annual Incentive Plan Earned (12.5% of Target)	2020 Pandemic-Related Performance Compensation Earned	Total	Total as a % of Target 2020 Annual Incentive Plan	Number of Same Community RevPAR Restricted Shares and RSUs Forfeited

Ms. Baier	$158,288	$1,044,698	$1,202,986	95%	487,630

Mr. Swain	$71,875	$474,375	$546,250	95%	152,577

Ms. Kent	$63,638	$287,462	$351,100	69%	53,267

Ms. Patchett	$58,469	$379,739	$438,208	94%	90,879

Mr. White	$37,188	$245,438	$282,626	95%	50,766

Other Compensation Policies

Annual Risk Assessment

In accordance with its charter, the Committee conducts an assessment annually of the relationship between our risk management policies and practices, corporate strategy, and our compensation arrangements. As part of this assessment, the Committee evaluates whether any incentive and other forms of pay encourage unnecessary or excessive risk taking. For our 2020 executive compensation program, the Committee concluded that the program, including the performance goals and targets used for incentive compensation, is appropriately structured not to encourage unnecessary or excessive risk taking, and that any risks arising from the program are not reasonably likely to have a material adverse effect on us.

42

Compensation Discussion and Analysis

Stock Ownership and Retention Guidelines

Our stock ownership and retention guidelines are applicable to certain of our officers, including our named executive officers, and are intended to further align the interests of our executives with those of our stockholders. Our named executive officers are expected to hold a number of shares with a minimum market value expressed as a multiple of their base salary as shown in the table.
Multiple of Base Salary
	Chief Executive Officer	5.0x
	Chief Financial Officer and President of Senior Living	4.0x
	Executive Vice Presidents	3.0x

Unvested equity awards do not count toward the expected level of ownership, except that the estimated number of after-tax time-based restricted shares scheduled to vest within 90 days may be counted towards compliance. The expected level of ownership must be achieved by the fifth anniversary of such officer’s becoming subject to the guidelines. We encourage our executives to retain shares obtained through our equity compensation programs, and until the expected ownership level is achieved the guidelines require each officer to retain at least 50% of after-tax shares obtained through those plans. This retention requirement also applies in situations where an officer has achieved the expected stock ownership level but changes in the market price of our stock or the officer’s base salary result in such officer’s failure to maintain the expected stock ownership level. All of our current named executive officers are in compliance with our stock ownership and retention guidelines and will be expected to retain at least 50% of their after-tax shares obtained through our equity compensation plans until they meet their applicable required holdings.

Policy on Derivatives, Hedging and Pledging

Our insider trading policy provides that no one subject to the policy, which includes all our directors, officers, employees and their immediate family members and controlled entities, may engage in short sales, puts, calls or other derivative transactions, or in any hedging or monetization transactions (i.e., prepaid variable forward contracts, equity swaps, collars, and exchange funds), involving our securities. It also provides that our directors and officers may not pledge our securities as collateral for a loan, or hold our securities in a margin account.

Clawback Policies

In February 2020, the Committee adopted a Clawback and Forfeiture Policy, which applies to our current and former officers as defined in Rule 16a-1 of the Exchange Act. By its terms, the policy will apply to all short-term and long-term cash or equity-based incentive compensation paid, earned, vested, or otherwise awarded based on performance measures, beginning with the 2020 annual incentive plan and the performance-based RSUs awarded to such officers in February 2020. The policy provides that in the event of any material financial restatement of our reported consolidated financial statements, or that the Committee otherwise determines that a financial metric used to determine the vesting or payment of any such performance-based compensation was calculated incorrectly in any material respect, the Committee, in its discretion, may require reimbursement of an amount equal to all or a portion of such performance-based compensation previously vested or paid for any performance periods which include any of the three full fiscal years immediately preceding the announcement of any financial restatement or the determination of any inaccuracy regarding calculation of a financial metric. The amount of the recoupment will be determined by the Committee in its discretion, up to the amount of such performance-based compensation previously paid or vested with respect to such officer that is in excess of the performance-based compensation that would have been received based on the correct financial metric or restated results. To the extent the Committee determines that any such amount should be recouped, the Committee may seek recovery by, among other things, requiring reimbursement of performance-based compensation previously paid, canceling or rescinding outstanding equity awards, adjusting or withholding unpaid compensation, or setting off against future grants of equity-based awards.

2021 PROXY STATEMENT	43

Executive Compensation

In February 2020, the Board adopted an amendment to our 2014 Omnibus Incentive Plan that provides that any award thereunder shall be subject to forfeiture, reduction, or recoupment to the extent provided in our Clawback and Forfeiture Policy or any other future recoupment or clawback policy adopted by us. Awards thereunder continue to be subject to forfeiture, reduction, or recoupment to the extent we adopt a policy to comply with the requirements of any applicable laws, rules, regulations, or stock exchange listing requirements, including pursuant to final SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and to the extent provided under applicable legal requirements which impose recoupment, including the Sarbanes-Oxley Act of 2002.

The long-term incentive award agreements for awards made in 2020 and after to the named executive officers provide that in the event of a breach by the named executive officer of the non-competition, non-solicitation, non-disparagement, or confidentiality covenants contained in the agreements, we will have the authority to cancel all such outstanding awards, cancel all shares of stock beneficially owned by the named executive officer that were issued in settlement of RSUs within 12 months on or prior to, or at any time after, the termination of the named executive officer’s employment, and recoup from the named executive officer any proceeds from such officer’s sale, transfer, or other disposition of any such cancellable shares or any amounts paid under the award.

To the extent the named executive officers are eligible to receive severance pay and benefits under Ms. Baier’s employment agreement and the Severance Policy, as applicable, such agreement and policy provide that any breach of a restrictive covenant applicable to the named executive officer will result in the immediate and permanent cessation of payment of severance pay and benefits, the obligation of the named executive officer to repay to us upon our demand 90% of the amount or cost of such severance pay and benefits, and the obligation of the named executive officer to pay our costs and expenses to enforce such obligation.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount that a company may deduct in any one year with respect to compensation paid to any “covered employee.” Prior to the enactment of the Tax Cuts and Jobs Act in December 2017, Section 162(m) provided an exemption from this deduction limitation for compensation that qualified as “performance-based compensation.” However, the exemption for performance-based compensation was repealed, effective for taxable years beginning after December 31, 2017, subject to transition relief for certain arrangements in place as of November 2, 2017. These and other changes cause more elements of our compensation to be non-deductible under Section 162(m) and eliminated the Company’s ability to structure performance-based awards to be exempt from Section 162(m). While the Committee will continue to consider tax implications in making compensation decisions, the Committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The Committee believes that the interests of our stockholders are best served if it maintains flexibility in compensating executive officers in a manner designed to promote varying corporate goals even though some compensation awards may result in non-deductible compensation expense. In making decisions about executive compensation, the Committee also considers the impact of other tax laws, including Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and Section 280G of the Internal Revenue Code regarding compensation in connection with a change in control.

Employment Agreement and Severance Policies Applicable to Named Executive Officers

We are party to an employment agreement dated March 1, 2018 with Ms. Baier, which we entered into in connection with her promotion to President and Chief Executive Officer effective February 28, 2018. The employment agreement has a three year term, subject to automatic extensions for additional one year periods, unless either we or Ms. Baier gives written notice to the other party no less than 90 days prior to the expiration of the term that the term will not be extended. The employment agreement was automatically extended for one-year effective February 28, 2021. Ms. Baier’s initial base salary was $825,000 per year, which may not be reduced without Ms. Baier’s approval. In

44

Compensation Discussion and Analysis

addition, Ms. Baier is eligible to receive an annual cash incentive opportunity with a target of at least 125% of base salary paid during the calendar year, subject to the terms of our annual incentive plan for senior executive officers. Ms. Baier is eligible to participate in various benefit plans that we make available to our senior executive officers (other than our severance policies). In addition, we will provide Ms. Baier with basic term life insurance benefits of at least 100% of her base salary at no cost to Ms. Baier. Under her employment agreement, Ms. Baier is entitled to severance payments if her employment is terminated by us without cause or by her for good reason. Severance payments in connection with a change in control are “double trigger,” which requires the occurrence of a change in control followed by termination of employment within 18 months of the change in control by us without cause or by Ms. Baier for good reason. Under Ms. Baier’s employment agreement, any payments that are not deductible by us under Section 280G of the Internal Revenue Code will be cut back only to the extent that the cutback results in a better after-tax position for Ms. Baier. The employment agreement contains non-competition, non-solicitation, confidentiality, and mutual non-disparagement covenants. The non-competition restrictions will continue in effect during Ms. Baier’s employment and for one year following termination of employment. The non-solicitation restrictions will continue in effect during her employment and for two years following her termination of employment. The confidentiality and mutual non-disparagement obligations will apply during her employment and thereafter.

Our other named executive officers do not have employment agreements, but are eligible to participate in the Severance Policy. Under the Severance Policy, the participating named executive officers are entitled to severance payments if their employment is terminated by us without cause or, following a change in control, by the executive for good reason. The severance payments under the Severance Policy applicable in connection with a change in control are “double trigger,” which require the occurrence of a change in control followed by termination of employment by us without cause or by the executive for good reason. If payments pursuant to the Severance Policy and other arrangements are not deductible by us under Section 280G of the Internal Revenue Code, such payments shall be reduced (or repaid) in order to ensure our deduction of payments in connection with a change in control.

A detailed description of potential severance payments pursuant to the foregoing employment agreement and the Severance Policy, as well as the effect of certain terminations and a change in control pursuant to outstanding long-term incentive award agreements, is set forth under “Potential Payments Upon Termination or Change in Control” below.

2021 Compensation Decisions

When making annual compensation decisions for 2021, the Committee reviewed the compensation peer group used for 2020 decisions with the Consultant and determined to make no changes. The Consultant completed a market compensation study using this peer group. Following its review of our executive compensation program, the Committee approved the principal elements of compensation of our named executive officers for 2021 as summarized in the table below.

	2021 Base Salary	Change v. 2020	2021 Target Annual Incentive Opportunity	Change v. 2020	2021 Grant Value of Long- Term Incentive Awards (1)	Change v. 2020 (1)	2021 Target Total Direct Compensation	Change v. 2020

Ms. Baier	$938,000	–%	135%	–%	$5,530,000	13%	$7,734,300	9%

Mr. Swain	$575,000	–%	100%	–%	$1,925,000	13%	$3,075,000	8%

Ms. Kent	$540,000	5%	100%	–%	$1,250,000	25%	$2,333,000	15%

Mr. White	$425,000	–%	70%	–%	$645,000	17%	$1,367,500	7%

(1)

The dollar amount of the long-term incentive awards, and the percentage change versus 2020, is based on the grant value of such awards (i.e., the number of RSUs granted at target performance, multiplied by the stock price on the date of grant, and the target amount of cash for performance-based cash awards granted in 2021).

2021 PROXY STATEMENT	45

Executive Compensation

The 2021 annual incentive plan, as approved by the Committee, continues to be based on company financial objectives and strategic objectives. For 2021, the Committee determined to increase the weighting of financial objectives to 70% and decrease the weighting of strategic objectives to 30%. The financial objectives will have two six-month performance periods, and the strategic objectives will be measured on an annual basis. All amounts earned will be paid out following the end of the year. The financial objectives are our 2021 consolidated portfolio RevPAR and our consolidated facility operating income (FOI) excluding pandemic-related expenses, with the target levels of performance generally reflective of our 2021 budget approved by the Board at the beginning of 2021. The performance goals for the FOI objective, and our actual performance, will exclude our Brookdale Healthcare Services segment assuming we close the pending sale of 80% of our equity in our Health Care Services segment to HCA Healthcare, Inc. during 2021. The strategic objectives focus on our human capital resources and include retention of key community leadership at our consolidated comparable community portfolio and retention of our corporate associates.

A 50/50 grant value mix of time- and performance-based long-term incentive awards was used for the named executive officers, consistent with the 2020 program. The Committee evaluated the number of shares remaining available for issuance under our 2014 Omnibus Incentive Plan and the share burn rate that would result from awarding equity while the pandemic continued to pressure our stock price. It also considered the alignment of executives’ interests with those of our stockholders created by awarding long-term compensation in the form of equity. After deliberation, the Committee determined to grant the time-based awards in the form of RSUs consistent with the prior year and to grant performance-based awards denominated in cash (i.e., not indexed to or payable in stock). Ms. Baier’s performance-based cash award was issued outside the 2014 Omnibus Incentive Plan, and the other named executive officer’s awards were issued as performance awards under the plan. Seventy-five percent of the target cash awards are eligible to vest on February 27, 2024 and twenty-five percent are eligible to vest on February 27, 2025, in each case subject to continued employment and achievement of performance goals established by the Committee. The portion of the target award eligible to vest on February 27, 2024 is divided into three equal tranches, the first of which is subject to strategic goals for 2021 and the second and third of which are subject to year-over-year same community RevPAR growth for 2022 and 2023, respectively. The portion of the target award eligible to vest on February 27, 2025 is subject to a relative TSR performance goal for the three year period ending December 31, 2023. Performance below the threshold level of achievement for a performance goal will result in forfeiture of the target cash amount for the applicable portion of the Award, performance at the targeted level of achievement will result in the vesting of 100% of the applicable target cash amount, and performance at or above the target level of achievement will result in vesting of up to 150% of applicable target cash amount, with vesting percentages to be interpolated for performance between the levels.

46

Compensation Committee Report

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included herein.

Respectfully submitted by the Compensation Committee of the Board,

COMPENSATION COMMITTEE

Frank M. Bumstead, Chairman

Victoria L. Freed

Denise W. Warren

2021 PROXY STATEMENT	47

Executive Compensation

Summary Compensation Table for 2020

The following summary compensation table sets forth information concerning the compensation earned by, awarded to, or paid to our named executive officers for the periods indicated.

Name and Principal Position (1)	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)

Lucinda M. Baier President and Chief Executive Officer	2020	938,000	1,044,698	4,939,153	158,288	7,331	7,087,470
	2019	910,000	–	4,773,420	657,295	10,186	6,350,901
	2018	782,248	50,000	3,551,872	281,023	9,112	4,674,255

Steven E. Swain Executive Vice President and Chief Financial Officer	2020	575,000	474,375	1,713,588	71,875	6,918	2,841,756
	2019	515,000	–	1,306,414	275,545	20,490	2,117,449
	2018	161,538	100,000	802,324	46,038	162,235	1,272,135

Cindy R. Kent Executive Vice President and President of Senior Living	2020	509,103	287,462	1,157,995	63,638	91,129	2,109,327

Mary Sue Patchett Executive Vice President – Strategic Operations	2020	467,750	379,739	907,192	58,469	6,771	1,819,921
	2019	467,750	–	904,438	250,264	9,037	1,631,489
	2018	437,750	450,000	800,004	62,905	7,783	1,758,442

Chad C. White Executive Vice President, General Counsel and Secretary	2020	425,000	245,438	554,395	37,188	3,501	1,265,522
	2019	397,500	40,000	452,219	148,874	7,807	1,046,400
	2018	350,000	300,000	350,009	81,396	7,198	1,088,604

(1)

The named executive officers served in the positions noted in the table at all times during the years presented, except that: Ms. Baier served as Chief Financial Officer until being appointed as our President and Chief Executive Officer effective February 28, 2018; Mr. Swain joined the Company as Executive Vice President and Chief Financial Officer effective September 4, 2018; Ms. Kent joined the Company as Executive Vice President and President of Senior Living effective January 6, 2020; and Ms. Patchett previously served as Executive Vice President–Community Operations until March 23, 2020.

(2)

The 2020 amounts consist of discretionary cash payments made to the named executive officers for extraordinary performance in fiscal 2020 related to the COVID-19 pandemic. The discretionary payments, when combined with the amounts of non-equity incentive plan compensation earned, did not exceed 95% of the 2020 target annual incentive opportunity for any named executive officer, and the discretionary payments were conditioned on the named executive officers’ voluntary forfeiture of the same community RevPAR tranches of their performance-based restricted shares and RSUs granted in 2019 and 2020 (i.e., 75% of the target performance-based equity awards granted in those years). See “Pandemic-Related Decisions” above for more information about the 2020 discretionary cash payments.

(3)

Represents the aggregate grant date fair value of time-based and performance-based RSUs awarded in 2020 and restricted stock awarded in prior years, in each case computed in accordance with ASC 718. See Note 2 to our Consolidated Financial Statements included in our 2020 Annual Report for a summary of the assumptions made in the valuation of these awards. See footnotes 2 and 3 to the Grants of Plan-Based Awards Table for the grant values of the performance-based RSUs awarded in 2020 assuming maximum levels of performance.

(4)	Represents the payout of each named executive officer’s annual cash incentive opportunity with respect to performance in the applicable year.

(5)

For each of the named executive officers, the 2020 amount includes the employer matching contribution to our 401(k) Plan and premiums on Company-provided life and disability insurance. For Ms. Kent, the 2020 amount also includes the incremental cost to the Company of $87,923 for relocation assistance provided, including associated tax gross ups of $24,155.

48

Grants of Plan-Based Awards

Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to our named executive officers in 2020. To the extent we declare dividends on our shares of common stock, the RSUs awarded will accrue cash equivalents to be paid only to the extent the underlying RSUs ultimately vest.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Ms. Baier	– (1)	329,238	1,266,300	2,279,340

	2/12/2020 (2)				65,252	261,008	326,260	–	1,837,496

	2/12/2020 (3)				43,501	87,003	130,504	–	651,652

	2/12/2020 (4)				–	–	–	348,012	2,450,004

Mr. Swain	– (1)	149,500	575,000	1,035,000

	2/12/2020 (2)				22,639	90,554	113,193	–	637,500

	2/12/2020 (3)				15,092	30,185	45,277	–	226,086

	2/12/2020 (4)				–	–	–	120,739	850,003

Ms. Kent	– (1)	132,367	509,103	916,385

	2/12/2020 (2)				13,317	53,267	66,584	–	375,000

	2/12/2020 (3)				8,878	17,756	26,634	–	132,992

	2/12/2020 (4)				–	–	–	71,023	500,002

	2/12/2020 (5)				–	–	–	21,307	150,001

Ms. Patchett	– (1)	121,615	467,750	841,950

	2/12/2020 (2)				11,985	47,940	59,925	–	337,498

	2/12/2020 (3)				7,990	15,980	23,970	–	119,690

	2/12/2020 (4)				–	–	–	63,921	450,004

Mr. White	– (1)	77,350	297,500	535,500

	2/12/2020 (2)				7,325	29,297	36,621	–	206,224

	2/12/2020 (3)				4,883	9,765	14,648	–	73,147

	2/12/2020 (4)				–	–	–	39,063	275,004

(1)

Amounts represent the threshold, target, and maximum payout levels under our 2020 annual incentive plan. The actual payouts are reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation.

(2)

Represents performance-based RSUs granted under our 2014 Omnibus Incentive Plan which were eligible to vest on February 27, 2023, subject to continued employment and the achievement of 3-year CAGR of same community RevPAR performance targets. Each RSU was payable in the form of one share of our common stock upon vesting. The values reported in the table represent the grant date fair values computed in accordance with

2021 PROXY STATEMENT	49

Executive Compensation

ASC 718, which are equivalent to the grant values (i.e., number of RSUs granted at target performance level, multiplied by the closing price on the date of grant). Achievement at the threshold, target, and maximum or above performance levels would have resulted in vesting of 25%, 100%, and 125% of the target number of RSUs, respectively, and vesting percentages were to be interpolated for performance between those levels. Failure to achieve the threshold performance level would have resulted in forfeiture of all such RSUs. The grant values of the awards (i.e., number of RSUs granted multiplied by the closing price on the date of grant) assuming achievement at or above the maximum performance level were: Ms. Baier–$2,296,870; Mr. Swain–$796,877; Ms. Kent–$468,752; Ms. Patchett–$421,872; and Mr. White–$257,809. As described in “Pandemic-Related Decisions” above, each of the named executive officers voluntarily agreed to forfeit such RSUs effective February 22, 2021 in order to be eligible to receive a discretionary cash payment for extraordinary performance in fiscal 2020 related to the COVID-19 pandemic.

(3)

Represents performance-based RSUs granted under our 2014 Omnibus Incentive Plan which are eligible to vest on February 27, 2024, subject to continued employment and the achievement of 3-year relative TSR performance targets. Each RSU is payable in the form of one share of our common stock upon vesting. The values reported in the table represent the grant date fair values computed in accordance with ASC 718, which were 6.4% more than the grant values (i.e., number of RSUs granted at target performance level, multiplied by the closing price on the date of grant). Achievement at the threshold, target, and maximum or above performance levels will result in vesting of 50%, 100%, and 150% of the target number of RSUs, respectively (provided that no additional shares beyond the target number of RSUs will be issued if our compound annual TSR is negative for the performance period), and vesting percentages will be interpolated for performance between those levels. Failure to achieve the threshold performance level will result in forfeiture of all such RSUs. Ms. Baier’s performance-based award agreement further provided that in no event would the aggregate number of shares issued pursuant to the 2020 time-based and performance-based award agreements exceed 800,000 shares. The grant values of the awards (i.e., number of RSUs granted multiplied by the closing price on the date of grant) assuming achievement at or above the maximum performance level are: Ms. Baier–$918,749; Mr. Swain–$318,751; Ms. Kent–$187,501; Ms. Patchett–$168,749; and Mr. White–$103,122.

(4)

Represents time-based RSUs granted under our 2014 Omnibus Incentive Plan which are eligible to vest ratably in four annual installments beginning on February 27, 2021, subject to continued employment. Each RSU is payable in the form of one share of our common stock upon vesting.

(5)

Represents time-based RSUs granted under our 2014 Omnibus Incentive Plan which are eligible to vest ratably in three annual installments beginning on February 27, 2021, subject to continued employment. Each RSU is payable in the form of one share of our common stock upon vesting. The onboarding award was made in connection with Ms. Kent’s joining the Company effective January 6, 2020.

50

Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by each of our named executive officers as of December 31, 2020, with market values of such awards based on $4.43 per share, the closing market price of our stock on such date.

		Stock Awards

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Ms. Baier	2/13/2017	12,635	55,973	12,635 (2)	55,973

	1/5/2018	77,479	343,232	–	–

	1/5/2018	38,740	171,618	–	–

	3/5/2018	103,735	459,546	103,735 (3)	459,544

	2/11/2019	226,623	1,003,940	94,426 (4)	418,307

	2/12/2020	348,012	1,541,693	108,753 (5)	481,778

Mr. Swain	9/10/2018	26,625	117,949	26,624 (3)	117,944

	2/11/2019	62,024	274,766	25,843 (4)	114,484

	2/12/2020	120,739	534,874	37,731 (5)	167,148

Ms. Kent	2/12/2020	71,023	314,632	22,195 (5)	98,322

	2/12/2020	21,307	94,390	–	–

Ms. Patchett	2/13/2017	5,939	26,310	5,939 (2)	26,310

	1/5/2018	41,322	183,056	–	–

	1/5/2018	20,662	91,533	–	–

	2/11/2019	42,939	190,220	17,891 (4)	79,258

	2/12/2020	63,921	283,170	19,975 (5)	88,489

Mr. White	2/13/2017	2,160	9,569	720 (2)	3,190

	1/5/2018	18,079	80,090	–	–

	1/5/2018	9,040	40,047	–	–

	2/11/2019	21,470	95,112	8,946 (4)	39,629

	2/12/2020	39,063	173,049	12,207 (5)	54,076

(1)

Represents time-based restricted shares or RSUs, the vesting of which is subject to continued employment. The awards have vested or are eligible to vest ratably in four annual installments beginning on February 27 in the year following the year of grant, except that with respect to the first award with a grant date of January 5, 2018, 75% of the award was eligible to vest on February 27, 2021 and 25% of the award is eligible vest on February 27, 2022; with respect to Mr. Swain’s September 2018 award, the award has vested or is eligible to vest ratably in four annual installments beginning on November 19, 2019; and with respect to Ms. Kent’s second award with a grant date of February 12, 2020, the award has vested or is eligible to vest ratably in three annual installments beginning on February 27, 2021.

(2)

Represents performance-based restricted shares eligible to vest on February 27, 2021 subject to continued employment and the achievement of specified performance targets based on our 2020 ROI on Program Max projects as described above. The number of shares reported represents the target level of performance, and such reported shares vested on such date.

(3)

Represents performance-based restricted shares eligible to vest on February 27, 2021 subject to continued employment and the achievement of compound annual TSR performance targets based on a beginning stock price of $6.53 per share as described above. The number of shares reported represents the threshold level of performance, which was not achieved. The named executive officers forfeited the following number of restricted shares on February 27, 2021: Ms. Baier–207,469; and Mr. Swain–53,248.

(4)

Represents performance-based restricted shares for which vesting is or was subject to continued employment and the achievement of specified performance targets. Up to 75% of the target shares awarded were eligible to vest on February 27, 2022 based on our 3-year CAGR of same community RevPAR performance (first tranche), and up to 25% of the target shares awarded are eligible to vest on February 27, 2023 based on 3-year relative TSR performance targets (second tranche). The number of shares reported represents the threshold level of performance for each tranche. As described in “Pandemic-Related Decisions” above, each of the named executive officers voluntarily agreed to forfeit the first tranche of such restricted shares effective February 22, 2021 in order to be eligible to receive a discretionary cash payment for extraordinary performance in fiscal 2020 related to the COVID-19 pandemic. As a result, the named executive officers forfeited the following number of restricted shares on February 22, 2021 (at target level performance): Ms. Baier–226,622; Mr. Swain–62,023; Ms. Patchett–42,939; and Mr. White–21,470. The second tranche performance-based restricted shares were unchanged and remain outstanding.

2021 PROXY STATEMENT	51

Executive Compensation

(5)

Represents performance-based RSUs with the terms described in footnotes 2 and 3 to the Grants of Plan-Based Awards Table. The number of RSUs reported represents the threshold level of performance with respect to the RSUs eligible to vest on February 27, 2023 based on our 3-year CAGR of same community RevPAR performance (first tranche), and the threshold level of performance with respect to the RSUs eligible to vest on February 27, 2024 based on our 3-year relative TSR performance (second tranche). As described in “Pandemic-Related Decisions” above, the named executive officers voluntarily agreed to forfeit the first tranche of such RSUs effective February 22, 2021 in order to be eligible to receive a discretionary cash payment for extraordinary performance in fiscal 2020 related to the COVID-19 pandemic. As a result, the named executive officers forfeited the following number of RSUs on February 22, 2021 (at target level performance): Ms. Baier–261,008; Mr. Swain–90,554; Ms. Kent–53,267; Ms. Patchett–47,940; and Mr. White–29,296. The second tranche performance-based RSUs were unchanged and remain outstanding.

Stock Vested for 2020

The following table summarizes the vesting of time- and performance-based restricted shares and the value realized by our named executive officers as a result of such vesting during 2020.

	Stock Awards

	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Ms. Baier	185,292	1,184,016

Mr. Swain	33,986	185,887

Ms. Kent	–	–

Ms. Patchett	42,746	273,147

Mr. White	18,564	113,409

(1)

The value realized is based on the closing market price of the underlying stock on the date the shares vested (or the most recent trading day if such date was not a trading day): February 27, 2020 (Ms. Baier–185,292 shares; Mr. Swain–20,674 shares; Ms. Patchett–42,746 shares; and Mr. White–16,784 shares); May 20, 2020 (Mr. White–1,780 shares); and November 19, 2020 (Mr. Swain–13,312 shares).

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us. The Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has an accrued benefit in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. The Committee may elect to adopt non-qualified defined contribution plans or other non-qualified deferred compensation plans in the future if it determines that doing so is in our best interests.

52

Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination or Change in Control

The following table sets forth potential amounts payable upon termination of employment or a change in control to our named executive officers assuming termination of employment on December 31, 2020, with equity-based amounts based on $4.43 per share, the closing market price of our stock on December 31, 2020.

Name/Benefit	Voluntary Resignation by Executive ($)	Termination by us for Cause ($)	Termination by us without Cause ($)	Termination by us without Cause following a Change in Control ($)	Termination by Executive for Good Reason ($)	Disability ($)	Death ($)

Ms. Baier

Salary	–	–	1,407,000	1,876,000	1,407,000	–	–

Pro-Rata Bonus (1)	–	–	158,288	158,288	158,288	158,288	158,288

Severance Bonus	–	–	1,899,450	2,532,600	1,899,450	–	–

PTO	72,154	72,154	72,154	72,154	72,154	72,154	72,154

COBRA	–	–	16,422	16,422	16,422	–	–

Accelerated Vesting of Equity Awards (2)(3)	–	–	1,405,019	5,204,377	1,005,814	1,405,019	1,405,019

Total	72,154	72,154	4,958,333	9,859,841	4,559,128	1,635,461	1,635,461

Mr. Swain

Salary	–	–	575,000	862,500	–	–	–

Pro-Rata Bonus (1)	–	–	71,875	71,875	–	71,875	71,875

Severance Bonus	–	–	575,000	862,500	–	–	–

PTO	18,786	18,786	18,786	18,786	18,786	18,786	18,786

COBRA	–	–	8,782	13,173	–	–	–

Accelerated Vesting of Equity Awards (2)(3)	–	–	284,282	1,421,392	–	284,282	284,282

Total	18,786	18,786	1,533,725	3,250,226	18,786	374,943	374,943

Ms. Kent

Salary	–	–	515,000	772,500	–	–	–

Pro-Rata Bonus (1)	–	–	63,638	63,638	–	63,638	63,638

Severance Bonus	–	–	515,000	772,500	–	–	–

PTO	19,065	19,065	19,065	19,065	19,065	19,065	19,065

COBRA	–	–	4,965	7,448	–	–	–

Accelerated Vesting of Equity Awards (2)(3)	–	–	110,117	424,748	–	110,117	110,117

Total	19,065	19,065	1,227,785	2,059,899	19,065	192,820	192,820

Ms. Patchett

Salary	–	–	701,625	935,500	–	–	–

Pro-Rata Bonus (1)	–	–	58,469	58,469	–	58,469	58,469

Severance Bonus	–	–	701,625	935,500	–	–	–

PTO	35,981	35,981	35,981	35,981	35,981	35,981	35,981

COBRA	–	–	16,112	16,112	–	–	–

Accelerated Vesting of Equity Awards (2)(3)	–	–	369,874	906,666	–	369,874	369,874

Total	35,981	35,981	1,883,686	2,888,228	35,981	464,324	464,324

2021 PROXY STATEMENT	53

Executive Compensation

Name/Benefit	Voluntary Resignation by Executive ($)	Termination by us for Cause ($)	Termination by us without Cause ($)	Termination by us without Cause following a Change in Control ($)	Termination by Executive for Good Reason ($)	Disability ($)	Death ($)

Mr. White

Salary	–	–	425,000	637,500	–	–	–

Pro-Rata Bonus (1)	–	–	37,188	37,188	–	37,188	37,188

Severance Bonus	–	–	297,500	446,250	–	–	–

PTO	32,693	32,693	32,693	32,693	32,693	32,693	32,693

COBRA	–	–	–	–	–	–	–

Accelerated Vesting of Equity Awards (2)(3)	–	–	167,813	467,671	–	167,813	167,813

Total	32,693	32,693	960,194	1,621,302	32,693	237,694	237,694

(1)	The amounts listed in the applicable columns represent the amount payable to the named executive officer under the 2020 annual incentive plan based on our actual performance in 2020.

(2)

A portion of the amounts listed in the applicable columns relate to the potential vesting of performance-based restricted shares and RSUs following a termination of the executive’s employment by us without cause (other than in connection with a change in control), as a result of the executive’s death or disability and, with respect to grants made to Ms. Baier on or after March 1, 2018, upon her termination of employment for good reason (other than in connection with a change in control). As described in more detail below, upon each of these events, all or a portion of outstanding performance-based restricted shares or RSUs would remain outstanding and eligible to vest only if and to the extent the relevant performance targets were achieved. The amounts in the applicable columns in respect of the potential vesting of these performance-based awards include the performance-based restricted shares awarded in 2017 that vested on February 27, 2021 and consist of $55,973 for Ms. Baier, $26,310 for Ms. Patchett, and $3,190 for Mr. White. The remainder of the applicable amounts consist of the accelerated vesting of time-based restricted shares and RSUs, and in the column under the heading “Termination by us without Cause following a Change in Control,” additional vesting of performance-based restricted shares and RSUs, each as described in more detail below.

(3)

The amounts listed in the termination by us without cause following a change in control column include the value of shares of performance-based restricted stock and RSUs with the same community RevPAR performance objective. As described in “Pandemic-Related Decisions” above, on February 22, 2021 the named executive officers voluntarily agreed to forfeit such awards in order to be eligible to receive a discretionary cash payment for extraordinary performance in fiscal 2020 related to the COVID-19 pandemic. The values included in such column that relate to such forfeited awards are: Ms. Baier–$2,160,201; Mr. Swain–$675,916; Ms. Kent–$235,973; Ms. Patchett–$402,594; and Mr. White–$224,893.

Severance Arrangements

Our employment agreement with Ms. Baier and the Severance Policy provide for severance payments and benefits for certain terminations of employment of our named executive officers. In addition, long-term incentive award agreements with the named executive officers provide for the treatment of outstanding restricted shares, RSUs, and performance-based cash awards upon certain terminations of employment. Summaries of such arrangements are set forth below. Unless otherwise indicated, “cause,” “good reason” and “change in control” are defined in the employment agreement or Severance Policy, as applicable, or with respect to the outstanding long-term incentive award agreements, our 2014 Omnibus Incentive Plan or such long-term incentive award agreements as applicable. In addition to the severance pay and benefits described below, upon any termination of a named executive officer’s employment, the executive will be entitled to receive a payout of up to 120 hours of the executive’s paid time off (PTO) balance (which was reduced from 160 hours effective for 2021), and upon termination of a named executive officer’s employment due to death or disability, our annual incentive plan and Ms. Baier’s employment agreement provide that the annual bonus will be paid to the extend earned, pro-rated based on the number of days employed during the year.

Employment Agreement

Under Ms. Baier’s employment agreement, in the event her employment is terminated by us without cause or by Ms. Baier for good reason, in each case other than within 18 months following a change in control, she will be entitled to: (i) 150% of her base salary and target annual bonus for the year of termination, payable over 18 months; (ii) an annual bonus for the year of termination (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days she was employed, and (iii) if then eligible for, and she elects continuation of health coverage under COBRA, we will pay the employer portion of her COBRA premium payments for 18 months as if she were still an active employee (the “COBRA Benefits”).

54

Potential Payments Upon Termination or Change in Control

In the event Ms. Baier’s employment is terminated by us without cause or by Ms. Baier for good reason, in each case within 18 months following a change in control, she will be entitled to: (i) 200% of her base salary payable over 18 months, (ii) 200% of her target bonus for the year of termination paid in a lump sum on the 60th day following such termination; (iii) an annual bonus for the year of termination (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days she was employed, and (iv) the COBRA Benefits for 18 months.

If Ms. Baier’s employment is terminated by reason of her death or “disability” (as defined in the employment agreement), she (or her beneficiary or estate, as applicable) will be entitled to receive an annual bonus for the year of termination (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days she was employed.

Payments of such severance pay and benefits under the employment agreement are conditioned on Ms. Baier having signed and returned an effective waiver and release of claims in a form satisfactory to us and continuing to comply with all applicable restrictive covenants. She must acknowledge in such release that all restrictive covenants to which she is a party will remain in force for the period specified in such covenants. A breach of such covenants will result in the cessation of severance pay and benefits and may result in her being required to repay certain severance pay and benefits already provided as well as certain costs and expenses.

Termination of Ms. Baier’s employment within 30 days of the end of the initial term or any renewal term of the employment agreement following the provision of written notice of non-renewal by us will be treated as a termination of Ms. Baier’s employment without cause for purposes of the employment agreement and for purposes of any equity awards previously granted to Ms. Baier or granted to her during the term of the employment agreement.

With respect to any termination of Ms. Baier’s employment, treatment of outstanding equity awards will be as provided in the applicable award agreement governing such awards, as described below. Any payments that are not deductible by us under Section 280G of the Internal Revenue Code will be cut back only to the extent that the cutback results in a better after-tax position for Ms. Baier.

The employment agreement contains non-competition, non-solicitation, confidentiality, and mutual non-disparagement covenants. The non-competition restrictions will continue in effect during Ms. Baier’s employment and for one year following termination of employment. The non-solicitation restrictions will continue in effect during her employment and for two years following her termination of employment. The confidentiality and mutual non-disparagement obligations will apply during her employment and thereafter. Ms. Baier’s long-term incentive awards also contain non-competition, non-solicitation, confidentiality, and mutual non-disparagement covenants.

Severance Policy

Each of the named executive officers, other than Ms. Baier, participates in the Severance Policy as a “Selected Officer” as defined therein. The table below sets forth the severance pay and benefits available under the Severance Policy for the participating named executive officers assuming a “separation from service” (as defined in the Severance Policy) without cause or, within 18 months following a change in control, without cause or for good reason.

Separation without Cause Not within 18 Months Following Change in Control	Separation without Cause or for Good Reason within 18 Months Following Change in Control	Other Severance Pay and Benefits for Both Circumstances

100% of base salary and target annual bonus payable over 12 months	150% of base salary and target annual bonus payable over 18 months	Pro-rated annual bonus for the year of termination to the extent earned, payable when such bonus would otherwise be due COBRA Benefits for length of severance payment period

2021 PROXY STATEMENT	55

Executive Compensation

Ms. Patchett was re-designated as a “Selected Officer” effective January 1, 2021. During 2020, she participated in the Severance Policy as a “Designated Officer” as defined therein, which provided that she would have been entitled to 150% of her base salary and target annual bonus payable over 18 months for a separation without cause not within 18 months following a change in control, and 200% of her base salary payable over 18 months and 200% of her target annual bonus payable 60 days after separation for a separation without cause or for good reason within 18 months following a change in control. She would have also been entitled to the other severance pay and benefits noted in the table.

Payments of the foregoing severance pay and benefits under the Severance Policy are conditioned upon the executive having signed and returned an effective waiver and release of claims in a form satisfactory to us and continuing to comply with all applicable restrictive covenants. In 2020, the Committee amended the Severance Policy to further condition payments of such severance pay and benefits upon the executive having executed and delivered an enforceable non-competition covenant acceptable to the Company with a duration of 12 months following termination of employment. The executive must acknowledge in the waiver and release that all restrictive covenants, including the foregoing non-competition covenant and covenants contained in equity award agreements to which he or she is a party will remain in force for the period specified in such covenants. A breach of such covenants will result in the cessation of severance pay and benefits and may result in such executive’s being required to repay certain severance pay and benefits already provided as well as certain costs and expenses. If payments pursuant to the Severance Policy are not deductible by us under Section 280G of the Internal Revenue Code, such payments shall be reduced (or repaid) in order to ensure our deduction of payments in connection with a change in control.

Outstanding Long-Term Incentive Award Agreements

Time-Based Restricted Shares Granted Prior to 2020

With respect to time-based restricted shares granted prior to 2020 that vest ratably on an annual basis: (i) if an executive’s employment is terminated by us without cause or due to death or disability (or with respect to Ms. Baier’s awards granted on or after March 1, 2018 by her for good reason as defined in her employment agreement), the next tranche of unvested restricted shares will immediately vest and the remaining unvested restricted shares will immediately be forfeited; (ii) upon the occurrence of a change in control, the next tranche of unvested restricted shares will immediately vest and the remaining unvested restricted shares will remain outstanding and eligible to vest on the previously established vesting dates, subject to continued employment, and (iii) in the event an executive’s employment is terminated by us without cause or by the executive for good reason (as defined in Ms. Baier’s employment agreement or the Severance Policy, as applicable) within 12 months following a change in control, all remaining unvested restricted shares will immediately vest.

With respect to time-based restricted shares awarded in January 2018 for which 75% were eligible to vest on February 27, 2021 and 25% are eligible to vest on February 27, 2022: (i) if an executive’s employment is terminated by us without cause or due to death or disability, the next tranche of unvested restricted shares will immediately vest and the remaining unvested restricted shares will immediately be forfeited; provided, however, that if the termination had occurred on or prior to February 27, 2019, 25% of the unvested restricted shares would have immediately vested and the remaining unvested restricted shares would have immediately been forfeited, and if the termination had occurred after February 27, 2019 and on or before February 27, 2020, 50% of the unvested restricted shares would have immediately vested and the remaining unvested restricted shares would have immediately been forfeited; (ii) upon the occurrence of a change in control, the next tranche of unvested restricted shares will immediately vest, and the remaining unvested restricted shares will remain outstanding and will vest on the previously established vesting dates, subject to continued employment; provided, however, that if the change in control had occurred on or prior to February 27, 2019, 25% of the unvested restricted shares would have immediately vested and if the change in control had occurred after February 27, 2019 and on or before February 27, 2020, 50% of the unvested restricted shares would have immediately vested; and (iii) if an executive’s employment is terminated by us without cause or by the executive for good reason (as defined in Ms. Baier’s employment agreement or the Severance Policy, as applicable) within 12 months following a change in control, all remaining unvested restricted shares will immediately vest.

56

Potential Payments Upon Termination or Change in Control

Time-Based RSUs Granted in 2020 and 2021

With respect to time-based RSUs granted in 2020 and 2021: (i) if an executive’s employment is terminated by us without cause or due to death or disability (or with respect to Ms. Baier’s awards, by her for good reason as defined in her employment agreement), the next tranche of unvested RSUs will vest upon such termination and be settled within 30 days, and the remaining outstanding RSUs will immediately be forfeited; provided, with respect to the 2021 award, such acceleration upon termination due to disability will not apply unless the executive provided services on at least one day in the one-year period immediately preceding the vesting date of such next tranche; (ii) upon the occurrence of a change in control in which the outstanding RSUs are not assumed, continued, or substituted with an award relating to a publicly-traded security of the acquiror (or the Company) on the same terms and conditions that were applicable to the outstanding RSUs immediately prior to the change in control, such outstanding RSUs will vest and be settled upon consummation of the change in control; and (iii) in the event an executive’s employment is terminated by us without cause or by the executive for good reason (as defined in Ms. Baier’s employment agreement or the Severance Policy, as applicable) within 12 months following a change in control in which such outstanding RSUs were assumed, continued, or substituted, all RSUs outstanding at the time of such termination will vest upon such termination and be settled within 30 days.

Performance-Based Restricted Shares Granted in 2017

With respect to performance-based restricted shares awarded in 2017, if an executive’s employment had been terminated by us without cause or due to death or disability, the unvested restricted shares eligible to vest on the next vesting date would have remained outstanding until the next vesting date (with all other unvested restricted shares from the award immediately being forfeited) and would have vested only if and to the extent that the relevant performance targets for such tranche were achieved. However, with respect to such awards, if the termination had occurred on or prior to the second anniversary or first anniversary prior to the vesting date for the first tranche of shares, the executive would have only been able to achieve vesting of up to 25% or 50%, respectively, of the unvested restricted shares based on our one-year or two-year CAGR of Combined Adjusted Free Cash Flow, respectively.

Under the terms of such awards, upon the occurrence of a change in control, all of the shares would have automatically converted to time-based restricted shares. In addition, upon the date of the change in control, the next tranche of these shares would have immediately vested. However, if the change in control had occurred on or prior to the second anniversary or first anniversary prior to the vesting date for the first tranche of shares, only 25% or 50%, respectively, of the unvested restricted shares would have immediately vested. All other shares would have remained outstanding and eligible to vest on the previously established vesting dates, subject to continued employment. In the event an executive’s employment had been terminated by us without cause or by the executive for good reason (as defined in the Severance Policy) within 12 months following such change in control, all remaining unvested restricted shares would have immediately vested.

Performance-Based Restricted Shares Granted in 2018

With respect to the performance-based restricted shares awarded in 2018, if an executive’s employment was terminated by us without cause or due to death or disability (or with respect to Ms. Baier’s award, by her for good reason as defined in her employment agreement): (i) on or before February 27, 2019, one-third of the shares would have remained outstanding and eligible to vest on February 27, 2019 based on, and subject to, the 15-day volume weighted average price per share (“VWAP”) as of December 31, 2018 compared to a partial-period TSR target, and the remainder of such outstanding shares would have been immediately forfeited; (ii) after February 27, 2019 and on or before February 27, 2020, two-thirds of the shares would have remained outstanding and eligible to vest on February 27, 2020 based on, and subject to, the 15-day VWAP as of December 31, 2019 compared to a partial-period TSR target, and the remainder of such outstanding shares would have been immediately forfeited; and (iii) after February 27, 2020, 100% of the shares would have remained outstanding and eligible to vest on February 27, 2021 based on, and subject to, the 15-day VWAP as of December 31, 2020 compared to the stated TSR target.

2021 PROXY STATEMENT	57

Executive Compensation

Under the terms of such outstanding restricted shares, upon the occurrence of a change in control occurring (i) on or before February 27, 2019, one-third of the shares would have accelerated and vested and the remainder would have converted to time-based restricted shares eligible to vest in two equal annual installments beginning on February 27, 2020, subject to continued employment; (ii) after February 27, 2019 and on or before February 27, 2020, two-thirds of the shares would have accelerated and vested and the remainder would have converted to time-based restricted shares eligible to vest on February 27, 2021, subject to continued employment; and (iii) after February 27, 2020 and on or before February 27, 2021, all of the shares would have accelerated and vested. In the event that the executive’s employment had been terminated by us without cause or by the executive for good reason (as defined in Ms. Baier’s employment agreement or the Severance Policy, as applicable) within 12 months following such change in control, all remaining unvested shares would have immediately vested.

Performance-Based Restricted Shares Granted in 2019

With respect to the performance-based restricted shares awarded in 2019, if an executive’s employment was or is terminated by us without cause or due to death or disability (or with respect to Ms. Baier’s award, by her for good reason as defined in her employment agreement): (i) on or before February 27, 2020, one-third of the shares eligible to vest on February 27, 2022 based on the CAGR of Same Community RevPAR performance goal (together with any additional shares that may be issued as a result of performance in excess of the target level, the “First Tranche Shares”) and one-fourth of the shares eligible to vest on February 27, 2023 based on the relative TSR performance goal (together with any additional shares that may be issued as a result of performance in excess of the target level, the “Second Tranche Shares”) would have remained outstanding and eligible to vest upon the Committee’s certification of our performance following December 31, 2021, and the remainder of such outstanding shares would have been immediately forfeited; (ii) after February 27, 2020 and on or before February 27, 2021, two-thirds of the First Tranche Shares and one-half of the Second Tranche Shares would have remained outstanding and eligible to vest upon the Committee’s certification of our performance following December 31, 2021, and the remainder of such outstanding shares would have been immediately forfeited; (iii) after February 27, 2021 and before December 31, 2021, all of the First Tranche Shares and three-fourths of the Second Tranche Shares will remain outstanding and eligible to vest upon the Committee’s certification of our performance following December 31, 2021, and the remainder of such outstanding shares will be immediately forfeited; (iv) on or after December 31, 2021 and on or before February 27, 2022, all of the then outstanding First Tranche Shares and three-fourths of the then outstanding Second Tranche Shares (in each case, such number of shares to be determined following application of the performance goals and targets) will vest upon the Committee’s certification of our performance and the remainder of such Second Tranche Shares will be immediately forfeited; and (v) after February 27, 2022, all of the then outstanding Second Tranche Shares will vest effective upon the date of termination.

Under the terms of such outstanding restricted shares, upon the occurrence of a change in control, such shares will be converted into time-based restricted shares if it occurs before December 31, 2021, and such shares shall vest or remain outstanding and eligible to vest as follows: (i) if the change in control had occurred on or before February 27, 2020, one-third of the First Tranche Shares and one-fourth of the Second Tranche Shares would have accelerated and vested, and the remaining First Tranche Shares and Second Tranche Shares would have been eligible to vest on February 27, 2022 and February 27, 2023, respectively, subject to continued employment; (ii) if the change in control had occurred after February 27, 2020 and on or before February 27, 2021, two-thirds of the First Tranche Shares and one-half of the Second Tranche Shares would have accelerated and vested, and the remaining First Tranche Shares and Second Tranche Shares would have been eligible to vest on February 27, 2022 and February 27, 2023, respectively, subject to continued employment; (iii) if the change in control occurs after February 27, 2021 and before December 31, 2021, all of the First Tranche Shares and three-fourths of the Second Tranche Shares will accelerate and vest, and the remaining Second Tranche Shares will be eligible to vest on February 27, 2023, subject to continued employment; (iv) if the change in control occurs on or after December 31, 2021 and on or before February 27, 2022, all of the then outstanding First Tranche Shares and three-fourths of the then outstanding Second Tranche Shares (in each case, such number of shares to be determined following application of the performance goals and targets) will accelerate and vest, and the remaining Second Tranche Shares will be eligible to vest on February 27, 2023, subject to continued employment; and (v) if the change in control occurs after February 27, 2022, all of the then outstanding

58

Potential Payments Upon Termination or Change in Control

Second Tranche Shares will accelerate and vest. In the event that the executive’s employment is terminated by us without cause, or by the executive for good reason (as defined in Ms. Baier’s employment agreement or the Severance Policy, as applicable), within 12 months following such change in control, all then outstanding First Tranche Shares and Second Tranche Shares will accelerate and vest.

As described in “Pandemic-Related Decisions” above, the named executive officers voluntarily agreed to forfeit the First Tranche Shares effective February 22, 2021. The Second Tranche Shares were unchanged and remain outstanding.

Performance-Based RSUs Granted in 2020

With respect to performance-based RSUs granted in 2020, if an executive’s employment is terminated by us without cause or due to death or disability (or with respect to Ms. Baier’s award, by her for good reason as defined in her employment agreement), a pro-rata percentage of the RSUs will remain outstanding following such termination and will be eligible to vest subject to achievement of the performance criteria as of the applicable vesting date, and the remaining outstanding RSUs will immediately be forfeited. For purposes of these awards, the pro-rata percentage means: with respect to the RSUs eligible to vest on February 27, 2023, 33 1/3%, 66 2/3%, and 100% if such termination of employment had occurred or occurs on or prior to February 27, 2021, after February 27, 2021 but on or prior to February 27, 2022, and after February 27, 2022, respectively; and with respect to the RSUs eligible to vest on February 27, 2024, 25%, 50%, 75% and 100% if such termination of employment had occurred or occurs on or prior to February 27, 2021, after February 27, 2021 but on or prior to February 27, 2022, after February 27, 2022 but on or prior to February 27, 2023, and after February 27, 2023, respectively.

Under the terms of such outstanding RSUs, upon the occurrence of a change in control in which the outstanding RSUs are not assumed, continued, or substituted with an award relating to a publicly-traded security of the acquiror (or the Company) on the same terms and conditions that were applicable to the outstanding RSUs immediately prior to the change in control, such outstanding RSUs will vest and be settled upon consummation of the change in control. If such outstanding awards are so assumed, continued, or substituted, the outstanding RSUs will continue to vest at target level performance conditioned only upon continued employment if such change in control occurs prior to the conclusion of the performance period on December 31, 2022, and the outstanding RSUs determined after application of the performance criteria will continue to vest conditioned only upon continued employment if such change in control occurs on or after conclusion of such performance period. With respect to such assumed, continued, or substituted RSUs, in the event an executive’s employment is terminated by us without cause or by the executive for good reason (as defined in Ms. Baier’s employment agreement or the Severance Policy, as applicable) within 12 months following a change in control, all RSUs outstanding at the time of such termination will vest upon such termination and be settled within 30 days.

As described in “Pandemic-Related Decisions” above, the named executive officers voluntarily agreed to forfeit the performance-based RSUs eligible to vest on February 27, 2023. The performance-based RSUs eligible to vest on February 27, 2024 were unchanged and remain outstanding.

Performance-Based Cash Awards Granted in 2021

With respect to performance-based cash awards granted in 2021, for which the first three tranches are eligible to vest on February 27, 2024 and the fourth tranche is eligible to vest on February 27, 2025, if an executive’s employment is terminated by us without cause or due to death or disability (or with respect to Ms. Baier’s award, by her for good reason as defined in her employment agreement), the following percentages of the applicable tranches that are outstanding effective on the date of such termination of employment shall remain outstanding following such termination and shall be eligible to vest (including any additional award amounts resulting from our performance) subject to the achievement of the applicable performance criteria: 100% of the first tranche and 25% of the fourth tranche for such termination that occurs on or prior to February 27, 2022; 100% of the first tranche and second tranche, and 50% of the fourth tranche, for such termination that occurs after February 27, 2022 and on or

2021 PROXY STATEMENT	59

Executive Compensation

prior to February 27, 2023; 100% of the first tranche, second tranche, and third tranche, and 75% of the fourth tranche, for such termination that occurs after February 27, 2023 and on or prior to February 27, 2024; and 100% of the fourth tranche for such termination that occurs after February 27, 2024. However, with respect to termination of employment due to disability, if the executive did not provide services on at least one day in the one-year period immediately preceding the later date of the applicable clause above, then the treatment of the outstanding tranches will be as set forth in the earlier clause for which the executive provided services at least one day in the one-year period immediately preceding the later date set forth in such clause.

Under the terms of such outstanding awards, upon the occurrence of a change in control in which the outstanding awards are not assumed, continued, or substituted with an award on the same terms and conditions that were applicable to the outstanding awards immediately prior to the change in control, such outstanding awards will vest and be settled upon consummation of the change in control. If such outstanding awards are so assumed, continued, or substituted, the amount of then outstanding awards will continue to vest conditioned only upon continued employment. With respect to such assumed, continued, or substituted awards, in the event an executive’s employment is terminated by us without cause or by the executive for good reason (as defined in Ms. Baier’s employment agreement or the Severance Policy, as applicable) within 12 months following a change in control, all awards outstanding at the time of such termination will vest upon such termination and be settled within 30 days. The amount of outstanding cash with respect to each tranche of the award for which the performance period has concluded at the time of such change in control will be such amount as determined after application of the applicable performance goal (including any additional award amounts resulting from our performance for a completed performance period), and will be deemed to be the target amount if such performance period has not concluded at the time of such change in control.

Definitions of Change in Control, Cause and Good Reason

Under Ms. Baier’s employment agreement, the Severance Policy, and our 2014 Omnibus Incentive Plan, a “change in control” shall be deemed to have occurred if (a) any person becomes the beneficial owner of securities representing fifty percent (50%) or more of the combined voting power of our outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from us or any of our affiliates); (b) we or any of our subsidiaries merge or consolidate with any other corporation, except when the individuals who comprise the Board immediately prior to the transaction constitute at least a majority of the Board of Directors of the surviving entity (or its ultimate parent); or (c) our stockholders approve a plan of liquidation or dissolution or we complete the sale of all or substantially all of our assets (other than a sale to an entity, at least fifty percent (50%) of the combined voting power of the securities of which are owned by our stockholders after the transaction in substantially the same proportions as their ownership of us prior to the transaction, or other than a sale immediately following which the individuals who comprise the Board immediately prior to the transaction constitute at least a majority of the Board of Directors of the entity to which the assets are sold (or its ultimate parent)). In addition, for purposes of our 2014 Omnibus Incentive Plan, a “change in control” shall be deemed to have occurred if the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who were directors on June 5, 2014 and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on June 5, 2014 or whose appointment, election or nomination for election was previously so approved or recommended. In any event, a “change of control” shall not be deemed to have occurred by virtue of the consummation of any transaction (or series of integrated transactions) immediately following which our stockholders prior to the transaction(s) continue to have substantially the same proportionate ownership in any entity which owns all or substantially all of the assets of the us immediately following such transaction(s).

Under Ms. Baier’s employment agreement and the Severance Policy, “cause” means (a) conviction of, guilty plea concerning or confession of any felony; (b) any act of fraud, theft or embezzlement committed by the executive in

60

Potential Payments Upon Termination or Change in Control

connection with our or our subsidiaries’ business; (c) any material breach of any reasonable and lawful rule or directive; (d) the gross or willful neglect of duties or gross misconduct by the executive; or (e) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Board’s good faith determination materially interferes with the performance of the executive’s duties. For purposes of Ms. Baier’s employment agreement, “cause” is also defined to include any material breach by Ms. Baier of the agreement, after notice and opportunity to cure. Under the 2014 Omnibus Incentive Plan, unless otherwise defined in an employment agreement applicable to the executive, “cause” means the continued failure of the executive to substantially perform his or her duties and obligations, the executive’s fraud or material dishonesty against us, or the executive’s conviction or plea of guilty or nolo contendere for the commission of a felony or a crime involving material dishonesty.

Under Ms. Baier’s employment agreement and the Severance Policy, “good reason” means the occurrence, without the executive’s written consent, of any of the following circumstances, unless such circumstances are fully corrected by us within thirty (30) days following written notice by the executive that he or she intends to terminate employment for one of the reasons set forth below: (i) the failure by us to pay to the executive any portion of his or her base salary or bonus within thirty (30) days of the date such compensation is due; (ii) the relocation of the executive’s principal office to a location outside a fifty (50) mile radius from the executive’s present principal office location; or (iii) the executive is assigned duties, compensation or responsibilities that are materially and significantly reduced with respect to the scope or nature of his or her duties, compensation and/or responsibilities. For purposes of Ms. Baier’s employment agreement, “good reason” is also defined to include any material breach by us of the agreement.

2021 PROXY STATEMENT	61

Executive Compensation

Compensation Committee Interlocks and Insider Participation

During 2020, Mses. Freed and Warren and Mr. Bumstead served on the Committee. None of these persons has at any time been an officer or employee of us or any of our subsidiaries. In addition, there are no relationships among our executive officers, members of the Committee or entities whose executives serve on the Board or the Committee that require disclosure under applicable SEC regulations.

Pay Ratio

For 2020, the ratio of the total annual compensation of Ms. Baier as reported in the “total” column of the Summary Compensation Table to the median of the annual total compensation of all of our other employees was 310:1. The median of the annual total compensation of our employees other than Ms. Baier, including part-time employees and those who served a partial year, was $22,897 for 2020. We identified the median employee using our employee population of approximately 45,000 employees as of December 31, 2020, 30% of whom are part-time. In accordance with SEC rules for calculating the ratio, we did not make any full-time equivalent adjustments to compensation of our part-time employees, any annualized adjustments for employees who served the partial year, or any adjustments to Ms. Baier’s compensation to reflect amounts actually earned during 2020 or to reflect amounts unearned for 2020 performance.

Since the foregoing pay ratio includes the impact of our part-time employees and those who served a partial year, we believe it is appropriate to provide a supplemental calculation to reflect the pay ratio of our CEO to the median annual total compensation of our employees who served the whole year and were full-time as of December 31, 2020. The ratio of Ms. Baier’s total annual compensation as reported in the “total” column of the Summary Compensation Table to the median annual total compensation of only our employees who served the whole year and were full-time as of December 31, 2020 was 208:1 for 2020. The median of the total annual compensation of such employees, other than Ms. Baier, was $34,009 for 2020. We identified such median employee using our employee population of approximately 23,850 employees who served the whole year and were full-time as of December 31, 2020.

Consistent with the prior year, to identify the median employee, we used amounts reported in box 5 of wage statements on Form W-2 as our consistently applied compensation measure. We then calculated the annual total compensation for the identified employee in accordance with the requirements of the Summary Compensation Table (including matching contributions to our 401(k) Plan and premiums on Company-provided life and disability insurance).

62

Proposal 2: Advisory Approval of Named Executive Officer Compensation

In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this proxy statement. This disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.

Early in the pandemic, the U.S. Centers for Disease Control and Prevention confirmed seniors face disproportionately higher risk of adverse outcomes from COVID-19, with seniors 85 and older at the highest risk. This placed Brookdale’s communities and our residents, patients, and associates at the center of the fight against COVID-19 during 2020. The high risks posed by COVID-19, its impact on our operations and sales process, and its financial impact created a dire situation for our company. Our management team took decisive actions to dedicate our business’s efforts and energy first and foremost on maintaining the health and wellbeing of our residents, patients, and associates, to develop and execute on plans to ensure that we had the financial resources to survive the pandemic as an organization, and to identify opportunities for our recovery from the pandemic. To help protect our residents, patients, and associates from contracting COVID-19, management took drastic actions that fundamentally changed the environment of our communities and our business model during 2020. Those actions included closing our communities to visitors and prospective residents, and in some cases restricting new resident move-ins, which resulted in a sharp decrease in our occupancy and revenue. The Board believes management’s extraordinary efforts helped save a substantial number of lives and positioned us to weather the pandemic and emerge a stronger company

As a result of the pandemic and the changes to our business, several of the performance targets under our executive compensation program, including our 2020 annual incentive plan and those associated with our long-term incentive awards, became obsolete. The Committee assessed our executive compensation program in the context of the totality of the circumstances resulting from the pandemic and the Committee’s philosophy to emphasize pay for performance, align our executives’ long-term interests with those of our stockholders, and retain key executives. It considered the extraordinary efforts of management to successfully detect, assess, and effectively respond to the high risks associated with the pandemic, to lead our organization in its primary mission to maintain the health and wellbeing of our residents, patients, and associates, to ensure that we had the financial resources to survive the pandemic, and to lead our industry in response efforts and advocacy. The Committee also considered the pandemic’s continued pressure on our stock price and the impact to investors, ensuring fair pay outcomes, and its desire to reduce the overhang of awards outstanding under our 2014 Omnibus Incentive Plan and to create additional availability of shares for issuance pursuant to future awards.

Based on this evaluation, the Committee determined to award the named executive officers discretionary cash payments for extraordinary performance in fiscal 2020 related to the COVID-19 pandemic conditioned on their voluntarily agreeing to forfeit early an aggregate of more than 830,000 outstanding performance-based restricted shares and RSUs with the same community RevPAR performance metric.

At the 2021 Annual Meeting, the Board will request your advisory vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is advisory, which means it is not binding on us and will not be construed as overruling a decision by us, the Board or the Compensation Committee or creating or implying any additional fiduciary duty for any of them. In addition, the vote is not intended to address any specific element of compensation, but rather relates to the overall

2021 PROXY STATEMENT	63

Proposal 2: Advisory Approval of Named Executive Officer Compensation

compensation of our named executive officers, as described in this proxy statement. Although the vote is non-binding, the Compensation Committee values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions for named executive officers. The next say-on-pay vote is expected to be held at the 2022 Annual Meeting.

✔	The Board unanimously recommends that you vote “FOR” approval of the resolution. Unless otherwise instructed, the named proxies will vote all proxies we receive “FOR” the proposal.

64

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm for 2021

Proposed Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee has selected the firm of Ernst & Young LLP (“EY”) to be Brookdale’s independent registered public accounting firm for the year 2021 and has further directed that the Audit Committee’s appointment of EY be submitted for ratification by our stockholders at the Annual Meeting. If the stockholders do not ratify this appointment, the Audit Committee will re-evaluate its appointment of EY.

EY was also Brookdale’s independent registered public accounting firm for 2020 and has been Brookdale’s independent registered public accounting firm since 1993. Before selecting EY, the Audit Committee carefully considered EY’s qualifications as independent auditors for Brookdale. This included a review of its performance in prior years, as well as its reputation for integrity, competence in the fields of accounting and auditing, and the potential impact of changing independent auditors. The Audit Committee has expressed its satisfaction with EY in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving EY and any proceedings by the SEC against the firm. In this respect, the Audit Committee has concluded that the ability of EY to perform services for Brookdale is in no way adversely affected by any such investigation or litigation. The Audit Committee’s review also included an assessment of whether the provision of the non-audit services described below is compatible with auditor independence, and concluded that such non-audit services do not compromise the independence of EY.

The Audit Committee also oversees the work of EY, and EY reports directly to the Audit Committee in this regard. The Audit Committee is directly involved in the selection of any new lead engagement partner in connection with the mandated rotation of the lead engagement partner. The Audit Committee also reviews and approves EY’s annual engagement letter, including the proposed fees, and determines or sets the policy regarding all audit, and all permitted non-audit, engagements and relationships between Brookdale and EY. The Audit Committee also reviews and discusses with EY their annual audit plan, including the timing and scope of audit activities, and monitors the progress and results of the plan during the year.

A representative of EY will be present at the Annual Meeting, either in person or by teleconference, will have an opportunity to make a statement, and will be available to respond to appropriate questions from stockholders.

✔

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of EY as Brookdale’s independent registered public accounting firm for 2021. Unless otherwise instructed, the named proxies will vote all proxies we receive “FOR” the proposal.

2021 PROXY STATEMENT	65

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm for 2021

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

The following table shows information about the respective fees billed by EY during or related to the fiscal years ended December 31, 2020 and 2019.

	2020	2019

Audit Fees	$2,217,000	$2,162,000

Audit-Related Fees	$–	$–

Tax Fees	$950	$1,500

All Other Fees	$–	$–

Total	$2,217,950	$2,163,500

“Audit Fees” include fees for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports (Forms 10-Q) and fees for the audit of internal control over financial reporting.

“Tax Fees” include fees for professional services rendered by EY for tax compliance, tax advice, and tax planning. These corporate tax services include technical tax advice on tax matters, assistance with preparing tax returns, value added tax, government sales tax and equivalent tax matters in local jurisdictions, assistance with local tax authority documentation and reporting requirements for tax compliance purposes, and tax advice related to mergers and acquisitions.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee or one of its members of all fees paid to, and all services performed by, the Company’s independent registered public accounting firm. In the early part of each year, the Audit Committee approves the proposed services, including the nature, type, and scope of services contemplated and the related fees, to be rendered by any such firm during the year. In addition, pre-approval by the Audit Committee or one of its members is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved in compliance with the Audit Committee pre-approval policies and procedures described herein.

66

Audit Committee Report

Audit Committee Report

The Audit Committee has reviewed Brookdale’s audited consolidated financial statements as of and for the year ended December 31, 2020 and discussed these financial statements with Brookdale’s management, including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity and completeness of disclosures in the financial statements. As Brookdale’s independent registered public accounting firm, EY is responsible for performing an independent audit of Brookdale’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit of the financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee has also reviewed and discussed with EY the audited financial statements, the matters required to be discussed under applicable auditing standards (including Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board), and other matters the Committee deemed appropriate. The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY such firm’s independence. The Audit Committee also considered whether the independent auditors’ provision of other, non-audit related services to Brookdale is compatible with maintaining such auditors’ independence.

Based on the review and discussions with management and EY described above, and its review of the representations and information provided by management and EY, the Audit Committee recommended to Brookdale’s Board of Directors that the audited financial statements be included in Brookdale’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors,

AUDIT COMMITTEE

Denise W. Warren, Chair

Jordan R. Asher

Marcus E. Bromley

Lee S. Wielansky

2021 PROXY STATEMENT	67

Certain Relationships and Related Transactions

The Board has adopted a written Policy and Procedures with Respect to Related Person Transactions, which we refer to as our Related Person Policy. Pursuant to the terms of the Related Person Policy, we will enter into or ratify related person transactions only when the Audit Committee determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and our stockholders.

Related person transactions that are identified as such prior to the consummation thereof or amendment thereto may be consummated or amended only if the transaction has been reviewed and approved in advance by the Audit Committee (or in those instances where the General Counsel determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, by the chair of the Audit Committee). All Related Persons (defined below) and all business unit leaders responsible for a proposed transaction are required to report to our legal department any potential related person transaction prior to entering into the transaction. The legal department will determine whether the transaction is a related person transaction and, therefore, should be submitted to the Audit Committee for consideration. In the event our Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a pending or ongoing related person transaction that has not been previously approved or ratified, the transaction will promptly be submitted to the Audit Committee or its chair, which will evaluate all available options, including ratification, amendment or termination of the transaction. In the event any of such persons become aware of a completed related person transaction that has not been previously approved or ratified, the Audit Committee or its chair shall evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.

At the Audit Committee’s first meeting of each fiscal year, the committee will review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000 and, taking into consideration the Company’s contractual obligations, will determine whether to continue, modify or terminate each such transaction.

Our Related Person Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

A “Related Person”, as defined in our Related Person Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Our Related Person Policy also requires Audit Committee pre-approval of proposed charitable contributions, or pledges of charitable contributions, by the Company to a charitable or non-profit organization for which a Related Person is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

Since December 31, 2019, there have not been any related person transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

68

Stock Ownership Information

Stock Ownership Table

The following table sets forth, as of April 23, 2021, the total number of shares of our common stock beneficially owned, and the percent so owned, by (1) each person known by us to beneficially own more than 5% of our common stock, (2) each of our directors and named executive officers and (3) all directors and executive officers as a group, based on 185,166,149 shares of our common stock outstanding as of that date (excluding restricted shares and RSUs). The number of shares indicated for Ventas, Inc. represents an outstanding warrant to acquire 16,300,000 shares of our common stock which had not been exercised as of April 23, 2021, and solely with respect to Ventas, Inc.’s percentage ownership assumes that the warrant had been exercised as of such date. Unless otherwise indicated, each of the beneficial owners listed has, to the Company’s knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address of each person named in the table is c/o Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.

Name of Beneficial Owner	Number of Shares	Percentage

Executive Officers and Directors (1)

Lucinda M. Baier	444,597	*

Steven E. Swain	67,207	*

Cindy R. Kent	18,311	*

Mary Sue Patchett	163,837	*

Chad C. White	88,808	*

Jordan R. Asher	49,857	*

Marcus E. Bromley	101,693	*

Frank M. Bumstead	326,746	*

Victoria L. Freed	43,740	*

Rita Johnson-Mills	74,591	*

Guy P. Sansone	43,740	*

Denise W. Warren	75,128	*

Lee S. Wielansky	127,860	*

All executive officers and directors as a group (15 persons)	1,777,557	*

5% Stockholders

BlackRock, Inc. (2)	23,617,461	12.8%

Glenview Capital Management, LLC (3)	18,005,910	9.7%

The Vanguard Group (4)	16,712,149	9.0%

Camber Capital Management (5)	12,200,000	6.6%

Renaissance Technologies LLC (6)	11,764,002	6.4%

Dimensional Fund Advisors LP (7)	11,139,526	6.0%

Deerfield Partners, L.P. (8)	11,023,465	6.0%

Ventas, Inc. (9)	16,300,000	8.1%

2021 PROXY STATEMENT	69

Stock Ownership Information

*	Less than 1%

(1)

Consists of shares of common stock held as of April 23, 2021 and the following number of vested RSUs, which were issued at the director’s election in lieu of a portion of quarterly cash compensation or the annual grant of immediately vested shares for service as a director: Mr. Bromley–40,727; Ms. Freed–26,522; Ms. Johnson-Mills–12,841; and Mr. Sansone–26,522. The reported amounts exclude the following number of restricted shares and RSUs outstanding as of April 23, 2021 (assuming target performance for performance-based restricted shares and RSUs): Ms. Baier–1,208,466; Mr. Swain–398,485; Ms. Kent–208,019; Ms. Patchett–193,829; Mr. White–132,933; and all current executive officers and directors as a group–2,184,484. Ms. Baier’s and Mr. White’s reported ownership includes unrestricted shares held in a joint account with her or his spouse.

(2)

Information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed with the SEC on January 26, 2021 by BlackRock. BlackRock reported that it has sole voting power with respect to 23,292,771 shares and sole dispositive power with respect to 23,617,461 shares. The address of the principal business office of BlackRock is 55 East 52nd Street, New York, NY 10055.

(3)

Information regarding Glenview Capital Management, LLC (“Glenview”) is based solely on a Schedule 13G/A filed with the SEC on February 16, 2021 by Glenview and Larry Robbins. Glenview reported that it has shared voting power and shared dispositive power with respect to the shares reported in the table. The address of the principal business office of Glenview is 767 Fifth Avenue, 44th Floor, New York, NY 10153.

(4)

Information regarding The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed with the SEC on February 10, 2021 by Vanguard. Vanguard reported that it has shared voting power with respect to 196,216 shares, sole dispositive power with respect to 16,375,322 shares and shared dispositive power with respect to 336,827 shares. The address of the principal business office of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Information regarding Camber Capital Management LP (“Camber”) is based solely on a Schedule 13G/A filed with the SEC on February 16, 2021 by Camber and Stephen DuBois. Camber reported that it has shared voting and shared dispositive power with respect to the shares reported in the table. The address of the principal business office of Camber is 101 Huntington Avenue, Suite 2101, Boston, MA 02199.

(6)

Information regarding Renaissance Technologies LLC (“Renaissance”) is based solely on a Schedule 13G/A filed with the SEC on February 11, 2021 by Renaissance and Renaissance Technologies Holdings Corporation. Renaissance reported that it has sole voting power and sole dispositive power with respect to the shares reported in the table. The address of the principal business office of Renaissance is 800 Third Avenue, New York, NY 10022.

(7)

Information regarding Dimensional Fund Advisors LP (“Dimensional Fund”) is based solely on a Schedule 13G/A filed with the SEC on February 12, 2021 by Dimensional Fund. Dimensional Fund reported that it has sole voting power with respect to 10,698,748 shares and sole dispositive power with respect to 11,139,526 shares. The address of the principal business office of Dimensional Fund is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(8)

Information regarding Deerfield Partners, L.P. (“Deerfield”) is based solely on a Schedule 13G/A filed with the SEC on February 12, 2021 by Deerfield, its general partner Deerfield Mgmt, L.P., its investment advisor Deerfield Management Company, L.P., and James Flynn. Deerfield reported that it has shared voting power and shared dispositive power with respect to the shares reported in the table. The address of the principal business office of Deerfield is 345 Park Avenue South, 12th Floor, New York, NY 10010.

(9)

Information regarding Ventas, Inc. is based solely on a Schedule 13G filed with the SEC on August 5, 2020 by Ventas, Inc. relating to its outstanding warrant to purchase 16,300,000 shares of our common stock. Ventas, Inc. reported that it has sole voting power and dispositive power with respect to the shares reported in the table. The address of the principal business office of Ventas, Inc. is 353 N. Clark Street, Suite 3300, Chicago, IL 60654.

70

Equity Compensation Plan Information

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2020 with respect to our equity compensation plans (after giving effect to shares issued and/or vesting on such date).

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders (2)	4,574,104	–	8,188,474

Equity compensation plans not approved by security holders (3)	–	–	35,936

Total	4,574,104	–	8,224,410

(1)

The table above includes 25,297 shares issuable pursuant to vested RSUs; 4,370,880 shares potentially issuable pursuant to unvested RSUs, including 236,496 shares that may be issued for performance achievement in excess of target; and 177,927 shares that may be issued pursuant to unvested performance-based restricted stock awards for performance achievement in excess of target. Pursuant to SEC guidance, the table above excludes an aggregate of 4,349,421 shares of unvested restricted stock that were outstanding under our 2014 Omnibus Incentive Plan as of December 31, 2020. Our 2014 Omnibus Incentive Plan allows awards to be made in the form of stock options, stock appreciation rights, restricted shares, RSUs, unrestricted shares, performance awards, and other stock-based awards.

(2)

The number of shares remaining available for future issuance under equity compensation plans approved by security holders consists of 7,957,894 shares remaining available for future issuance under our 2014 Omnibus Incentive Plan, excluding those reported in column (a), and 230,580 shares remaining available for future issuance under our Associate Stock Purchase Plan.

(3)

Represents shares remaining available for future issuance under our Director Stock Purchase Plan. Under the existing compensation program for the members of our Board of Directors, each non-employee director has the opportunity to elect to receive either immediately vested shares or RSUs in lieu of up to 50% of his or her quarterly cash compensation. Any immediately vested shares that are elected to be received will be issued pursuant to the Director Stock Purchase Plan. Under the director compensation program, all cash amounts are payable quarterly in arrears, with payments to be made on April 1, July 1, October 1 and January 1. Any immediately vested shares that a director elects to receive under the Director Stock Purchase Plan will be issued at the same time that cash payments are made. The number of shares to be issued will be based on the closing price of our common stock on the date of issuance (i.e., April 1, July 1, October 1 and January 1), or if such date is not a trading date, on the previous trading day’s closing price. Fractional amounts will be paid in cash. The Board of Directors initially reserved 100,000 shares of our common stock for issuance under the Director Stock Purchase Plan.

2021 PROXY STATEMENT	71

Additional Information

Stockholder Proposals for 2022 Annual Meeting

Proposals of stockholders (other than director nominations) intended to be included in our proxy statement and form of proxy for the 2022 Annual Meeting must be received by the Company no later than December 30, 2021 and must meet the requirements as to form and substance set forth in the rules and regulations of the SEC, including Rule 14a-8. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included. Such proposals must be delivered or mailed to the Company’s Secretary at the address noted below.

Director nominations of stockholders intended to be included in our proxy statement and form of proxy card for the 2022 Annual Meeting under the proxy access provisions of our Bylaws must be received at our principal executive offices no earlier than November 30, 2021 and no later than December 30, 2021 (i.e., not less than 120 days nor more than 150 days prior to the first anniversary of the date we commenced mailing of our definitive proxy statement for the 2021 Annual Meeting). If the 2022 Annual Meeting is called for a date that is not within 30 days before or after June 17, 2022 (i.e., the first anniversary of the 2021 Annual Meeting date), notice of such director nominations must be received at our principal executive offices no earlier than 150 days before the 2022 Annual Meeting and no later than the later of 120 days before the 2022 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2022 Annual Meeting is first made by us. Such nominations must be delivered or mailed to the Company’s Secretary at the address noted below.

Proposals and director nominations of stockholders intended to be considered at the 2022 Annual Meeting, other than by means of inclusion in our proxy statement and form of proxy card under Rule 14a-8 and our proxy access bylaws, must be received at our principal executive offices no earlier than February 17, 2022 and no later than the close of business on March 19, 2022 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the date of the 2021 Annual Meeting). If the 2022 Annual Meeting is called for a date that is not within 25 days before or after June 17, 2022 (i.e., the first anniversary of the 2021 Annual Meeting date), the notice must be received at our principal executive offices no earlier than the close of business on the 90th day prior to the 2022 Annual Meeting and not later than the close of business on the later of the 60th day prior to the 2022 annual meeting or the tenth day following the day on which such notice of the date of the 2022 Annual Meeting is mailed or such public disclosure of the date of the 2022 Annual Meeting is made, whichever first occurs. Such proposals or nominations must be delivered or mailed to the Company’s Secretary at the address noted below.

Stockholders submitting proposals or nominations using the foregoing procedures should deliver or mail the proposal or nomination, and all supporting information required by Rule 14a-8 or our Bylaws, as applicable, to Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, Attention: Secretary. Stockholders who wish to submit a proposal or nomination are encouraged to seek independent counsel about requirements under SEC rules and our Bylaws. We will not consider any proposal or nomination that is not timely or otherwise does not meet the applicable requirements of Rule 14a-8 or our Bylaws, and we reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with such requirements.

Solicitation Costs

This proxy statement is sent on behalf of, and the proxies are being solicited by, the Board. We will bear all costs of the solicitation of proxies. In addition to solicitations by mail, our directors, officers, and regular employees, without additional remuneration, may solicit proxies in person or by telephone, email, or other electronic means. We will request brokers, banks, custodians, and other fiduciaries to forward proxy soliciting material to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

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Accessing our SEC Filings

Accessing our SEC Filings

We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Such information can also be accessed through our website at www.brookdale.com/investor.

A copy of the Company’s 2020 Annual Report may be obtained, without charge, by any stockholder to whom this proxy statement is sent, upon written request to Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, Attention: Secretary.

We may satisfy SEC rules regarding delivery of proxy materials, including our proxy statements and annual reports by delivering only one set of proxy materials to multiple stockholders that share the same address, unless we have received contrary instructions in writing, a process known as “householding.” Upon oral or written request, we will deliver promptly a separate copy of proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. If your shares are owned directly in your name with our transfer agent, American Stock Transfer & Trust Company, you may request a separate copy of the proxy materials for this Annual Meeting or for future meetings by notifying our Corporate Secretary at Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, Attention: Secretary or (615) 221-2250. If you are a street name holder and wish to request a separate copy of the proxy materials, or you would like to receive only one copy of proxy materials in the future, you should contact your bank, broker or other nominee.

2021 PROXY STATEMENT	73

Appendix A Reconciliations of Non-GAAP Financial Measures

Facility Operating Income

For purposes of the 2020 annual incentive plan, Facility Operating Income (FOI) was defined as our 2020 consolidated resident fee revenue less facility operating expense. The table below reconciles our Facility Operating Income from our net income (loss).

Year Ended December 31, 2020 ($ in 000s)

Facility Operating Income

Net income (loss)	$81,945

Provision (benefit) for income taxes	5,352

Equity in (earnings) loss of unconsolidated ventures	2,107

Loss (gain) on debt modification and extinguishment, net	(10,896)

Loss (gain) on sale of assets, net	(374,532)

Other non-operating (income) loss	(5,648)

Interest expense	208,779

Interest income	(4,799)

Income (loss) from operations	(97,692)

Depreciation and amortization	359,226

Goodwill and asset impairment	107,308

Loss (gain) on facility lease termination and modification, net	(2,303)

Facility operating lease expense	224,033

General and administrative expense (including non-cash stock-based compensation expense)	206,575

Management fees Other operating income	(130,690) (115,749)

Facility Operating Income	$550,708

A-1

Appendix A Reconciliations of Non-GAAP Financial Measures

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that we define as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease liability for lease termination, cash paid/received for gain/loss on facility lease termination and modification, and lessor capital expenditure reimbursements under operating leases; plus: property insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for our communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for: community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The table below reconciles our Adjusted Free Cash Flow from our net cash provided by (used in) operating activities.

Year Ended December 31, 2020 ($ in 000s)

Adjusted Free Cash Flow

Net cash provided by (used in) operating activities	$205,649

Distributions from unconsolidated ventures from cumulative share of net earnings	(766)

Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(22,242)

Non-development capital expenditures, net	(139,592)

Payment of financing lease obligations	(18,868)

Adjusted Free Cash Flow	$24,181

2021 PROXY STATEMENT	A-2

P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/BKD • Cast your vote online through 11:59 pm Eastern • Time on June 16, 2021 Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-844-326-5741 • Use any touch-tone telephone through 11:59 pm • Eastern Time on June 16, 2021 • Have your Proxy Card ready Follow the simple recorded instructions MAIL • • Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Brookdale Senior Living Inc. Annual Meeting of Stockholders For Stockholders of record on April 23, 2021 TIME: Thursday, June 17, 2021 10:00 AM, Central Time PLACE: Brookdale Senior Living Inc. 111 Westwood Place, Brentwood, TN 37027 This proxy is being solicited on behalf of the Board of Directors The undersigned, revoking all prior proxies, hereby appoints Lucinda M. Baier and Chad C. White, and each or either of them, as proxy or proxies of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Brookdale Senior Living Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponements thereof upon the matters specified on the reverse side and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful proxy or proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. The Named Proxies are authorized to vote in their discretion upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Brookdale Senior Living Inc. Annual Meeting of Stockholders Please make your marks like this: X Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR PROPOSALS 1, 2 AND 3 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. Election of Directors FOR AGAINST ABSTAIN 1.01 Jordan R. Asher FOR 1.02 Lucinda M. Baier FOR 1.03 Marcus E. Bromley FOR 1.04 Frank M. Bumstead FOR 1.05 Victoria L. Freed FOR 1.06 Rita Johnson-Mills FOR 1.07 Guy P. Sansone FOR 1.08 Denise W. Warren FOR 1.09 Lee S. Wielansky FORFOR AGAINST ABSTAIN 2. Advisory approval of named executive officer compensation FOR 3. Ratification of the appointment of Ernst & Young LLP as independent registered public FOR accounting firm for 2021 NOTE: In their discretion, the named proxies are authorized to vote upon such business as may properly come before the meeting or any adjournments or postponements thereof. Check here if you would like to attend the meeting in person. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date